UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

☒ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

UNIVERSAL INSURANCE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309

(954) 958-1200

1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309

(954) 958-1200

April 29, 2020

Dear Fellow Shareholder:

On behalf of your Board of Directors, I am pleased to invite you to attend the Annual Meeting of Shareholders of Universal Insurance Holdings, Inc. The meeting will be held at 9:00 a.m., Eastern Time, on June 12, 2020 at the Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, FL 33432.

Enclosed you will find a notice setting forth the matters to be acted on at the meeting, which include:

•	Election of the 11 nominees for director named in the accompanying Proxy Statement for a one-year term;

•	Advisory vote to approve the compensation of our named executive officers;

•	Ratification of the appointment of our independent registered public accounting firm for fiscal year 2020; and

•	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

It is important that your shares be represented and voted at the meeting. You can ensure that your shares are represented and voted at the meeting by submitting your proxy over the internet or by telephone. If you received your proxy materials by mail, you can also submit your proxy by mail by using the proxy card that was mailed to you. Instructions for these convenient ways to vote are set forth on both the Notice of Internet Availability of Proxy Materials and the proxy card. If you are a beneficial owner of shares held in street name, please follow the instructions to vote provided by your bank, broker or other nominee as indicated on the voting instruction card. Even if you submit your proxy prior to the meeting, you will still be able to attend the meeting and vote your shares in person, as further described in the accompanying Proxy Statement.

Sincerely,

Sean P. Downes
Executive Chairman of the Board

UNIVERSAL INSURANCE HOLDINGS, INC.

1110 West Commercial Boulevard

Fort Lauderdale, Florida 33309

(954) 958-1200

www.universalinsuranceholdings.com

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

Proposals of Business
Date and Time	Friday, June 12, 2020 9:00 a.m., Eastern Time

◾  Election of eleven director nominees named in the Proxy Statement to our Board of Directors for a one-year term

◾  Advisory vote to approve the compensation of our Named Executive Officers

◾  Ratification of the appointment of Plante & Moran, PLLC as our independent registered public accounting firm for the 2020 fiscal year

◾  Such other business as may properly come before the meeting or any adjournment or postponement thereof

Place*	Boca Raton Resort & Club 501 E. Camino Real Boca Raton, FL 33432
Record Date	Only shareholders of record at the close of business on April 13, 2020 are entitled to receive notice of, and to vote at, the meeting.

*The company is actively monitoring coronavirus (COVID-19) developments and related guidance issued by public health authorities. If it is determined to be advisable or required, the company may hold a virtual-only annual meeting via live webcast. If this step is taken, the company will announce the decision to do so in advance, and details on how to participate will be posted on the company’s website and filed with the Securities and Exchange Commission as additional proxy materials.

Proxy Voting

Please vote promptly. You can vote your shares via the internet, by telephone or, if you received a printed set of the proxy materials, by signing, dating and returning the proxy card in the postage-paid envelope provided. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option as further described in the Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Lloyd Ropiecki,

Secretary

Fort Lauderdale, Florida

April 29, 2020

i

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Universal Insurance Holdings, Inc., a Delaware corporation (“Company,” “Universal” or “UVE”), of proxies to be voted at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, FL 33432, on Friday, June 12, 2020, at 9:00 a.m., Eastern Time, and at any and all postponements or adjournments thereof, for the proposals of business set forth in the accompanying Notice of 2020 Annual Meeting of Shareholders. This Proxy Statement, Notice of 2020 Annual Meeting of Shareholders, accompanying proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 are available at http://www.proxyvote.com.

To reduce our costs and decrease the environmental impact of our proxy materials, in lieu of mailing our proxy materials, we will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain of our shareholders containing instructions on how to access our proxy materials online. If you receive a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy materials online and on how to submit your proxy online. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form. The Notice and printed copies of our proxy materials, as applicable, are expected to be mailed to shareholders on or about April 29, 2020.

We are actively monitoring coronavirus (COVID-19) developments and related guidance issued by public health authorities. The health and well-being of our employees and stockholders are paramount. If it is determined to be advisable or required, we may hold a virtual-only Annual Meeting via live webcast. If this step is taken, we will announce the decision to do so in advance, and details on how to participate will be posted on the company’s website and filed with the Securities and Exchange Commission as additional proxy materials.

PROXY SUMMARY

Meeting Agenda and Board Vote Recommendations

Proposal Number	Meeting Agenda Proposal	Board Vote Recommendation	Page Reference

1	Election of 11 directors named in this Proxy Statement for an annual term ending in 2021	FOR EACH NOMINEE	7 – 21

2	Advisory vote to approve the compensation of our Named Executive Officers	FOR	22 – 41

3	Ratification of the appointment of Plante & Moran, PLLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020	FOR	42 – 43

 Company Overview and Business Strategy

Universal is a holding company offering property and casualty insurance and value-added insurance services. We develop, market and underwrite insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management, and distribution. Our primary insurance entities, Universal Property & Casualty Insurance Company (“UPCIC”) and American Platinum Property and Casualty Insurance Company (“APPCIC” and together with UPCIC, the “Insurance Entities”), offer insurance products through both our appointed independent agent network and our online distribution channels across 18 states (primarily in Florida), with licenses to write insurance in two additional states. The Insurance Entities seek to produce an underwriting profit (defined as earned premium less losses, loss adjustment expense, policy acquisition costs and other operating costs) over the long term; maintain a strong balance sheet to prepare for years in which the Insurance Entities are not able to achieve an underwriting profit; and generate investment income exceeding short-term operating needs.

Universal’s strategic focus is on creating a best-in-class experience for our customers. We have more than 20 years of experience providing protection solutions. Our business strategy leverages our differentiated capabilities to support the Insurance Entities across all aspects of the insurance value chain to provide our customers with a streamlined experience. We continue to evaluate ways in which we can improve the customer experience, provide disciplined underwriting, maintain a strong balance sheet backed by our reinsurance programs and geographic diversification, and maximize earnings stability through inversely correlated or complementary high-quality earnings streams. In 2019, we rebranded certain of our subsidiaries to better serve our Insurance Entities, distinctly identify our capabilities, and position us for continued growth in the future. We have made substantial efforts in recent years to improve our claims operation, including reductions in our claim resolution times and strengthening of our reserves to position us for the future.

 Director Nominees

The following table provides summary information regarding each of our Board’s nominees for election as director as well as their tenure and business experience.

				Committee Membership

Name	Age	Director Since	Principal Occupation	Nominating & Governance	Compensation	Audit	Investment	Risk

Stephen J. Donaghy (CEO)	55	2020	Chief Executive Officer, Universal Insurance Holdings, Inc.

Sean P. Downes (Executive Chairman)	50	2005	Executive Chairman, Universal Insurance Holdings, Inc.				X

Scott P. Callahan	66	2013	President and Managing Member of SPC Global RE Advisors, LLC; Former EVP of Everest Reinsurance Holdings	Chair			X

Kimberly D. Campos	42	2017	Chief Information Officer and Chief Administration Officer, Universal Insurance Holdings, Inc.					X

Marlene M. Gordon	53	N/A	SVP, General Counsel, Corporate Secretary, and Chief Compliance & Communications Officer for Del Monte Fresh Produce Company

Ralph J. Palmieri	72	2014	Retired Insurance Company Executive from The Hartford Insurance Group				Chair

Richard D. Peterson	52	2014	CFO of Botanix Pharmaceuticals Ltd.		X	Chair

Michael A. Pietrangelo (Lead Independent Director)	77	2010	President and Managing Director of The Theraplex Company, LLC.	X	Chair

Ozzie A. Schindler	51	2007	Lawyer with Greenberg Traurig LLP			X		Chair

Jon W. Springer	50	2013	President and Chief Risk Officer, Universal Insurance Holdings, Inc.				X	X

Joel M. Wilentz, M.D.	85	1997	Founding Member of Dermatology Associates and the Centers for Cosmetic Enhancement in Florida	X	X	X

 Governance Highlights

•	Seven of our 11 director nominees are independent.

•	Six of our directors have joined the Board since 2013; one new director nominee to be voted on at the 2020 Annual Meeting.

•

Our independent directors elect our lead independent director, who chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

•

We have five Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and Risk Committee, with the Audit Committee, Compensation Committee and Nominating and Governance Committee comprised exclusively of independent directors.

•	Our directors are elected annually.

•

We have outreach and engagement with our largest shareholders and have established a telephone hotline to allow shareholders to communicate any concerns to our independent directors on an anonymous basis.

•	The Board focuses on continuing director education for all directors and Board orientation for new directors.

•	The Board and each committee conduct an annual evaluation of their performance.

•	Within two years of joining the Board, each director is expected to own shares of our common stock having a value of at least $50,000.

•	Our directors may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral.

•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.

•

We continue our focus on Environmental, Social and Governance practices. In 2019, we took steps to help educate and support consumers on climate-related risks; we furthered our going green initiatives including energy efficiency and reduction of paper and plastic products; we continued our social impact initiatives with philanthropy and new health and wellness initiatives for our employees; and advanced our commitment to diversity and inclusion in the workplace by signing the 2020 CEO Action for Diversity & Inclusion pledge.

 Performance Highlights

Our 2019 financial results reflect our execution against our strategic priorities and commitment to returning value to shareholders through share repurchases and dividends (comparisons are to 2018 unless otherwise specified):

Grow other states and Florida:

•	Direct premiums written overall grew by $101.8 million, or 8.6%, to $1.3 billion.

•	Outside of Florida, direct premiums written grew by $49.0 million, or 27.6%, to $226.6 million.

•	Florida direct premiums written grew by $52.8 million, or 5.2%, to $1.1 billion.

•	UPCIC commenced writing homeowners policies in Illinois.

Focus on disciplined growth and earnings stability:

•	Total revenue, including services businesses and investment performance, up 14.0% to $939.4 million.

•	Diluted GAAP earnings per share decreased 58.4% to $1.36 as a result of strengthening our reserve position.

•	During the first quarter of 2020, UPCIC filed for a 12.4% overall primary rate increase in Florida to strengthen rate adequacy.

•	Launched educational resource and multi-rater quote-to-bind digital platform, CloveredSM.

•	Generated a return on average equity (ROE) of 9.2% for 2019.

Maintain a strong balance sheet:

•	Year-over-year book value per share up 4.9% to $15.13.

•	Debt-to-equity ratio of 2.0% in 2019.

•	Over 75% of reinsurance capacity for June 1, 2020 renewals secured.

•	Total unrestricted cash and invested assets up 2.1% to $1.1 billion.

Return value to shareholders:

•	Declared and paid dividends per common share of $0.77, including a $0.13 special dividend in December.

•	Repurchased 2,337,825 shares in 2019 at an aggregate purchase price of $66.2 million.

•	Returned a record $92.3 million to shareholders through share repurchases and dividends in 2019.

* Excludes preferred stock.

** Includes interest earned on cash and cash equivalents and restricted cash and investment income earned on real estate investments. Net of custodial fees, investment accounting, advisory fees and expenses associated with real estate investments.

For further details about our 2019 performance, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Total Shareholder Return (TSR) Results (1) at End of Fiscal 2019

(1) TSR results reflect reinvestment of dividends. Our Florida specialty peer group for fiscal 2019 includes United Insurance Holdings Corp., FedNat Holding Company, HCI Group, Inc. and Heritage Insurance Holdings, Inc.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board, upon the recommendation of the Nominating and Governance Committee, has nominated Marlene M. Gordon and incumbent directors Scott P. Callahan, Kimberly D. Campos, Stephen J. Donaghy, Sean P. Downes, Ralph J. Palmieri, Richard D. Peterson, Michael A. Pietrangelo, Ozzie A. Schindler, Jon W. Springer and Joel M. Wilentz, M.D. for election to the Board to serve as directors until the 2021 Annual Meeting of Shareholders or until each nominee’s successor is duly elected and qualified. The Board has fixed the number of director seats on the Board at eleven.

The nominees have consented to be named in this Proxy Statement as director nominees and have indicated their intent to serve if elected. If any nominee becomes unavailable for any reason, or if any vacancy in the slate of directors to be elected at the meeting should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board to replace the nominee or to fill such vacancy on the Board.

A director nominee must receive the affirmative vote of the majority of votes cast at the annual meeting in order to be elected. If elected, each nominee is expected to serve for a one-year term until the 2021 Annual Meeting of Shareholders. Each director will hold office until his or her successor is duly elected and qualified or until such director’s earlier death, resignation or removal. Otherwise, if a director nominee fails to receive the affirmative vote of the majority of votes cast, then he or she shall promptly tender his or her resignation to the Board, and the Board, taking into account the recommendation of the Nominating and Governance Committee, shall subsequently determine whether to accept or reject the resignation, or whether other action should be taken.

THE BOARD RECOMMENDS A VOTE FOR EACH OF ITS NOMINEES FOR ELECTION AS DIRECTORS.

 Director Nominees

The current directors of the Company are set forth below, each of whom is also a director nominee. Also set forth below is our new independent director nominee, Marlene M. Gordon. If elected, each nominee is expected to serve for a one-year term until the 2021 Annual Meeting of Shareholders. Each director will hold office until his or her successor is duly elected and qualified or until such director’s earlier departure.

Name	Age	Position	Date of Joining the Board
Scott P. Callahan	66	Director	2013
Kimberly D. Campos	42	Director, Chief Information Officer and Chief Administrative Officer	2017
Stephen J. Donaghy	55	Director and Chief Executive Officer	2020
Sean P. Downes	50	Executive Chairman	2005
Marlene M. Gordon	53	Director Nominee	N/A
Ralph J. Palmieri	72	Director	2014
Richard D. Peterson	52	Director	2014
Michael A. Pietrangelo	77	Director	2010
Ozzie A. Schindler	51	Director	2007
Jon W. Springer	50	Director, President and Chief Risk Officer	2013
Joel M. Wilentz, M.D.	85	Director	1997

Scott P. Callahan became a director of the Company in 2013. Mr. Callahan has more than thirty years’ experience in the property and casualty reinsurance industry. Mr. Callahan currently serves as President and Managing Member of SPC Global RE Advisors LLC, a consulting firm specializing in reinsurance matters, a position he has held since 2013. From 2002 to 2011, Mr. Callahan served as Executive Vice President of Everest Reinsurance Holdings, Inc. and Everest Reinsurance Company. Mr. Callahan also served as a director of Everest Reinsurance Company from 2001 to 2011, a director of Everest International Reinsurance, Ltd. from 2003 to 2007, and director of Everest Reinsurance (Bermuda), Ltd. from 2001 to 2007. Mr. Callahan’s broad knowledge of the reinsurance industry allows him to provide valuable perspective to the Board, particularly on matters related to the Company’s reinsurance program.

Kimberly D. Campos (formerly Cooper) became a director of the Company in 2017. Ms. Campos joined the Company in 2007 and became Chief Administrative Officer in June 2015 and Chief Information Officer in February 2015. Prior to assuming these roles, Ms. Campos spent eight years in the Company’s internal audit department, serving as both IT Manager and then IT Audit Director. She managed IT general controls reviews and new application deployment and performed ongoing security and risk awareness training to improve operational efficiencies and ensure ongoing compliance with regulatory requirements. Ms. Campos brings to the Board significant experience in information technology, risk management, regulatory compliance and operational efficiency practices.

Stephen J. Donaghy became a director of the Company in 2020. Mr. Donaghy became Chief Executive Officer of the Company as of July 15, 2019 and was previously the Chief Operating Officer of the Company from March 2016 until his appointment as Chief Executive Officer. He also served as our Secretary from February 2013 to December 2019, Chief Marketing Officer from January 2015 to March 2016, Chief Administrative Officer from February 2013 to June 2015, Chief Information Officer from 2009 to February 2015 and Executive Vice President since 2006. Before joining the Company, Mr. Donaghy held various executive positions at JM Family Enterprises, a private company, including Vice President of Strategic Initiatives, Vice President of Sales and Marketing and Senior Information Officer. As our Chief Executive Officer, Mr. Donaghy provides substantial insight on the Board regarding the operations of the Company.

Sean P. Downes became Executive Chairman in July 2019. Prior to being the Executive Chairman, Mr. Downes was Chairman of the board of directors and Chief Executive Officer of the Company from 2013 to July 2019. Mr. Downes also served as President of the Company from 2013 to March 10, 2016. Prior to becoming President and Chief Executive Officer, Mr. Downes served as Senior Vice President and Chief Operating Officer of the Company since 2005 and Chief Operating Officer of UPCIC, a wholly-owned subsidiary of the Company, since 2003. Mr. Downes has served as a director of the Company since 2005 and as a director of UPCIC since 2003. Prior to joining UPCIC, Mr. Downes was Chief Operating Officer of Alder Adjusting Corporation (formerly Universal Adjusting Corporation), a wholly-owned subsidiary of the Company, from 1999 to 2003. As an experienced financial and operational leader within the insurance industry, Mr. Downes brings to the Board a broad understanding of the strategic priorities and operational demands facing the Company.

Marlene M. Gordon has more than 25 years of experience serving as legal counsel within the consumables and service industries, and championing women’s leadership in the workplace. Since June 2018, Mrs. Gordon has served as SVP, General Counsel, Corporate Secretary, and Chief Compliance & Communications Officer for Del Monte Fresh Produce Company. Prior experience includes approximately 6 years at Bacardi U.S.A., Inc. (“Bacardi”), a spirits company, where she served most recently as VP, General Counsel for North America, in addition to serving as the Global Chair for Bacardi’s Women-In-Leadership Program, an initiative that was founded with the mission of unleashing the potential of current and future female leaders at Bacardi to drive sustainable top and bottom line business growth. Prior to Bacardi, Mrs. Gordon spent 14 years at Burger King Corporation, serving most recently as VP, Assistant General Counsel, Marketing & Intellectual Property, in addition to serving as chair of the company’s Women’s Leadership Forum. Ms. Gordon brings to the Board substantial leadership experience along with compliance and corporate governance expertise.

Ralph J. Palmieri became a director of the Company in 2014. Mr. Palmieri has more than 40 years of experience in the insurance and reinsurance industries. Mr. Palmieri served in various capacities with The Hartford Insurance Group and its subsidiaries from 1976 until his retirement in 2007, including Senior Vice President, Specialty Lines, for The Hartford and President and Chief Operating Officer of The Hartford’s surplus lines subsidiary, First State Management Group (formerly known as Cameron and Colby Co.), from 1988 to 2007. Mr. Palmieri brings an acute understanding of the insurance and reinsurance industries and executive leadership experience to the Board.

Richard D. Peterson became a director of the Company in 2014. Mr. Peterson has over 20 years of experience in the areas of executive management, finance and accounting. Mr. Peterson is the Chief Financial Officer of Botanix Pharmaceutical. Mr. Peterson has served as the Chief Financial Officer of various biotech companies from 2015 to 2019 including the publicly traded Sienna Biopharmaceuticals, Inc. and Novan, Inc.. Mr. Peterson served in various executive roles at Medicis Pharmaceutical Corporation, an NYSE listed company, from 1995 to 2012, including as Executive Vice President, Chief Financial Officer and Treasurer from 2008 to 2012. Mr. Peterson has an understanding of corporate governance matters and experience with financial reporting and executive leadership that make him a valued member of our Board.

Michael A. Pietrangelo became a director of the Company in 2010. Since 1998, Mr. Pietrangelo has practiced law and has been of counsel to the firm of Pietrangelo Smith, PLC. Mr. Pietrangelo is admitted to the bars of the states of New York and Tennessee and the District of Columbia. He served on the board of directors of MRI Interventions

Inc., a publicly traded research and development company, from 2010 to 2014.. Mr. Pietrangelo also serves as the President and Managing Director of The Theraplex Company, LLC, a privately held skin care company. He brings valuable experience to the Board in corporate governance, legal and financial matters as a result of his positions as a lawyer, executive and director of privately held and public companies, as well as nonprofit organizations.

Ozzie A. Schindler became a director of the Company in 2007. Mr. Schindler has been a shareholder with the law firm of Greenberg Traurig LLP since 2005, specializing in all aspects of international tax planning. He is admitted to both the Florida and New York bars. Mr. Schindler provides strong regulatory, accounting, financial, risk analysis, internal audit, compliance, corporate governance and administrative skills and experience to the Board.

Jon W. Springer became a director of the Company in 2013. Mr. Springer became President and Chief Risk Officer of the Company as of March 10, 2016. Prior to taking on such role, he served as an Executive Vice President and Chief Operating Officer of the Company since 2013. Mr. Springer was an Executive Vice President of Evolution Risk Advisors, Inc. (formerly Universal Risk Advisors, Inc.), a wholly-owned subsidiary of the Company, from 2006 through 2008, and an Executive Vice President of Blue Atlantic Reinsurance Corporation (“Blue Atlantic”), a wholly-owned subsidiary of the Company, from 2008 to 2013. Before joining Evolution Risk Advisors, Inc. in 2006, Mr. Springer was an Executive Vice President of Willis Re, Inc. and was responsible for managing property and casualty operations in its Minneapolis office. Mr. Springer brings to the Board extensive experience in the property and casualty insurance industry, including with respect to reinsurance arrangements.

Joel M. Wilentz, M.D. became a director of the Company in 1997. Dr. Wilentz is one of the founding members of Dermatology Associates, founded in 1970, and of the Centers for Cosmetic Enhancement in Florida. He is a former member of the Board of Directors of the Neurological Injury Compensation Association for the State of Florida. Dr. Wilentz is, at present, a member of the Board of Governors of Nova Southeastern University. Dr. Wilentz’s general business acumen and deep understanding of the Florida business, professional and regulatory environment allow him to provide independent guidance to the Board on a wide variety of general corporate and strategic matters.

 Board Membership Criteria and Nominations

In selecting candidates for director, the Nominating and Governance Committee looks for individuals with strong personal attributes including:

•	Integrity: Directors should demonstrate high ethical standards in their personal and professional dealings.

•	Accountability: Directors should be willing to be accountable for their decisions as directors.

•	Judgment: Directors should possess the ability to provide wise and thoughtful counsel on a broad range of issues.

•	Responsibility: Directors should interact with each other in a manner that encourages responsible, open, challenging and inspired discussion.

•	High Performance Standards: Directors should have a history of achievements that reflects high standards for themselves and others.

•	Commitment and Enthusiasm: Directors should be committed to, and enthusiastic about, their service on the Board.

•	Courage: Directors should possess the courage to express views openly, even in the face of opposition.

Our Board values diversity in selecting nominees to serve on our board, but maintains no formal policy regarding Board membership diversity. In nominating directors, the Board considers, among other things, functional areas of experience, educational background, employment experience and leadership performance. Ms. Gordon, who is standing for election to the Board for the first time at the Annual Meeting, was recommended as a candidate for director by our Chief Executive Officer. The Nominating and Governance Committee, in accordance with its customary process, duly considered the qualifications of Ms. Gordon and recommended her nomination for election to the Board at the Annual Meeting.

The Board generally believes that the Nominating and Governance Committee and the Board are best situated to identify candidates with appropriate industry and related expertise to meet the Company’s needs; however, we will carefully consider any director nominees recommended by shareholders. If a shareholder desires to formally propose a director nominee at the annual meeting, or to put a proposal on the agenda for the annual meeting, our bylaws establish an advance notice procedure that must be complied with in order to do so.

Personal and professional attributes and skills of the nominees

Our nominees have executive experience and skills that are aligned with our business and strategy as follows:

Out of 11 board nominees

 Corporate Governance Framework

The Board’s leadership structure is designed to ensure that authority and responsibility are effectively allocated between the Board and management. In addition to our strong corporate governance practices and the key oversight roles of our lead independent director and committee chairs, each as described below, all directors share equally in their responsibilities as members of the Board and take seriously the charge of leading the Company on behalf of our shareholders. Our corporate governance framework reflects our commitment to independence, corporate responsibility and accomplishing our financial goals through responsible development and execution of corporate strategy. Our governance framework enables independent and skilled directors to provide oversight, advice and counsel to promote the interests of the Company and our shareholders. Our governance framework is established and evidenced by our Corporate Governance Guidelines (“Governance Guidelines”), Code of Business Conduct and Ethics (“Code of Conduct”), Whistleblower Policy (“Whistleblower Policy”), our enterprise risk management program and our commitment to transparent financial reporting. Our Governance Guidelines, Code of Conduct, Whistleblower Policy and the charters of each Board committee are available at www.universalinsuranceholdings.com. The Board, along with management, regularly reviews our policies and procedures, charters, policies and practices to ensure that they are appropriate and reflect desired standards of corporate governance.

Governance Highlights

The following chart highlights our corporate governance practices and principles.

Board Independence	•	Seven of our 11 director nominees are independent.
	•	Messrs. Downes, Donaghy and Springer and Ms. Campos are the members of management who serve as directors.
Board Composition	•

The Nominating and Governance Committee regularly reviews Board performance, assesses gaps in skills or experience on the Board and periodically recommends new directors to add a fresh perspective to the Board while maintaining continuity and valuable historic knowledge.

	•	Six of our directors have joined the Board since 2013.
Lead Independent Director	•	Our independent directors elect our lead independent director.
•

Our lead independent director chairs regularly-scheduled executive sessions at which our independent directors discuss matters without management present, including management’s performance, succession planning and Board effectiveness.

Board Committees	•	We have five Board committees: Audit Committee, Compensation Committee, Nominating and Governance Committee, Investment Committee and Risk Committee.
	•	Our Audit Committee, Compensation Committee and Nominating and Governance Committee are each comprised exclusively of independent directors.
	•	Chairs of the Board committees shape the agenda and information presented to their committees.
Board Oversight of Risk Management	•

The Board seeks to ensure that material risks are identified and managed appropriately, and the Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management.

Accountability	•	Our directors are elected annually.
	•	We have outreach and engagement with our largest shareholders and have established a mechanism to allow shareholders to communicate anonymously any concerns to our independent directors.
Open Communications	•	Our committees report to the Board regularly.
	•	The Board promotes open and frank discussions with management.
	•	Our directors have free access to members of management and other employees and are authorized to hire outside consultants or experts at the Company’s expense.
Director Education	•	The Board focuses on continuing director education for all directors and Board orientation for new directors.
Self-Evaluations	•	The Board and each committee conduct annual evaluations of their performance.
Succession Planning	•	Senior management succession planning is a top Board priority. The Board devotes significant attention to identifying and developing talented senior leaders.
Director Stock Ownership	•	Within two years of joining the Board, each director is expected to own shares of our common stock having a value of at least $50,000.
Clawback Policy; No Hedging or Pledging	•	We have a compensation clawback policy designed to mitigate risk in connection with executive compensation.
•

Our directors, executive officers and senior accounting, finance and legal personnel may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral for a loan or other indebtedness.

Board and Committee Meetings

Meetings of the Board are held regularly each quarter and as may otherwise be required. The Board held 5 meetings during 2019. We encourage directors to attend the annual meeting of shareholders and expect that they will attend. All of our directors then in office were present at the 2019 Annual Meeting of Shareholders. In addition, all of our directors attended at least 75% of the meetings of the Board and the committees on which they served during 2019.

Board Leadership Structure

The Board believes that it is important to retain flexibility in determining the best leadership structure for the Company as our needs may change over time. The roles of Board Chairman and Chief Executive Officer may be filled by the same or different individuals, which provides the Board the flexibility to determine whether these roles should be combined or separated based on the Company’s circumstances and needs at any given time. The roles of Chairman and Chief Executive Officer of the Company were held by the same person, Sean P. Downes, until July 15, 2019, at which point we separated the Chairman and Chief Executive Officer roles. Sean P. Downes has assumed the role of Executive Chairman, and Stephen J. Donaghy has been appointed as the Company’s Chief Executive Officer, effective July 15, 2019.

The Board believes that our shareholders are best served at this time by having Mr. Downes continue his role as Chairman of the Board, in view of his tenure and experience with the Company. As Executive Chairman, Mr. Downes continues to set agendas for, and to lead Board discussions of, strategic matters affecting our business at the time. Our Executive Chairman is appointed annually by all the directors. The Executive Chairman’s responsibilities, in addition to providing general leadership to the Board, include calling and presiding at Board and shareholder meetings and preparing meeting schedules, agendas and materials.

Independence of Our Directors

NYSE rules require that at least a majority of our directors be independent of the Company and management. The Board has determined that each of our directors, other than Messrs. Downes, Donaghy and Springer and Ms. Campos, is an “independent director,” as such term is defined by NYSE rules. In making such independence determination with regard to Mr. Ralph Palmieri, the Board considered that Mr. Palmieri’s son, Matthew J. Palmieri, is employed as President of Blue Atlantic, a wholly-owned subsidiary of the Company, and has been with the Company since June 2006. Matthew Palmieri is not an executive officer of the Company. See “Certain Relationships and Related-Party Transactions” for additional details regarding Matthew Palmieri’s employment with Blue Atlantic. In addition, we have nominated a woman, Marlene M. Gordon, to be elected to our Board by shareholders at the 2020 Annual Meeting. If elected, Mrs. Gordon will be an independent director. This is in line with our values of diversity and independence on the Board.

Lead Independent Director; Meetings of Independent Directors

Michael A. Pietrangelo has served as the lead independent director since 2014. Our independent directors met six times in executive session in 2019. Our lead independent director presides over all executive sessions of our independent directors, facilitates communication between management and our independent directors and is available for consultation with major shareholders and other constituencies, as appropriate. Interested parties may anonymously communicate any concerns to our independent directors, including our lead independent director, by calling (877) 778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters.

Board and Committee Annual Evaluations

At the direction of the Nominating and Governance Committee, the Board annually conducts a self-evaluation aimed at enhancing effectiveness. The Board consults with an outside law firm as an external evaluator. This evaluation process also considers individual director performance. The annual assessment process is a key governance tool used by the Nominating and Governance Committee to solicit feedback in a number of areas, including overall effectiveness, communications with management and committee structures. Each committee also performs an annual self-evaluation, which includes an assessment of its effectiveness and a review of the committee charter and other relevant governance practices and procedures. The Nominating and Governance Committee periodically reviews and assesses the evaluation process as well.

The Board’s Role in Risk Oversight

Risk is an inherent part of our business, and effective risk management is a top Board priority. Enterprise risk management and key risks identified by management are overseen by the Board and its committees. These include material strategic, operational, credit, market, and liquidity risks. The Board and management also focus on privacy protection, cybersecurity and information security in an effort to mitigate the risk of cyber-attacks and to protect the

Company’s information and that of our customers. The Board, through its committees, also oversees the Company’s dedicated Enterprise Risk Management (“ERM”) function, as described below.

Our Board committees also help manage risk. The Audit Committee performs a central oversight role with respect to financial and compliance risks. As part of its responsibilities, the Audit Committee discusses with management the Company’s policies and guidelines governing the process by which risk assessment and risk management are undertaken by management, including guidelines and policies to identify major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Investment Committee considers risks related to the investment of the Company’s securities portfolio and the Company’s investment strategy. The Risk Committee assists in managing risk by developing and overseeing the risk management process and systems of internal controls intended to provide assurance that the Company has identified and evaluated key enterprise risks and implemented mitigating controls. The Risk Committee receives a comprehensive periodic risk report, which describes the Company’s key risk exposures using quantitative and qualitative assessments and includes information about breaches or exceptions. The Compensation Committee considers risk in connection with its design of compensation programs for our executives, including confirming that the compensation program does not encourage unnecessary risk taking, as more fully discussed in the Compensation Discussion and Analysis section of this Proxy Statement. The Nominating and Governance Committee assists in managing risk by regularly reviewing the Company’s governance practices and the composition of the Board and its committees, including with regard to director independence.

Enterprise Risk Management

We maintain a dedicated ERM function that is responsible for analyzing and reporting the Company’s risks; facilitating monitoring to ensure the Company’s risks remain within its appetites, limits and tolerances; and ensuring, on an ongoing basis, that our ERM objectives are met. This includes ensuring that proper risk controls are in place; risks are effectively identified, assessed, and managed; and key risks to which the Company is exposed are appropriately disclosed. The ERM function plays an important role in fostering the Company’s risk management culture and practices.

In light of the segment of the insurance industry in which we operate, we maintain a moderate to high appetite for underwriting risk, which seeks to provide profitable growth for our shareholders while managing our risk with disciplined pricing and portfolio management standards. We mitigate our underwriting risk with sound reinsurance protection, effective operational policies and procedures, and capital management strategies.

Enterprise Risk Management Framework

Our ERM framework provides a platform to assess the risk/return profiles of risks throughout the organization to enable enhanced decision-making by business leaders. A certain level of risk is inherent in the business activities of the Company. Therefore, there is a strong risk management culture and ERM framework embedded within the organization. The level of acceptable risk is memorialized in the Company’s risk appetite and tolerance statements and is based on the tradeoff of assumed risk versus the expected value of the opportunity or how much risk the Company is willing to accept in the pursuit of value. The risk appetite is articulated as the overall statement that describes the Company’s risk-reward profile while highlighting the types and level of risks assumed in pursuit of the Company’s business objectives. The tolerance statements are established for all key risk categories and are expressed as a measure of the level of variation around business objectives that the Company is willing to accept. Both the risk appetite and tolerance statements are reviewed, refreshed as necessary and approved annually to adjust with the desired level of risk exposure.

Proactive monitoring and reporting enable early detection and mitigation of emerging risks. The Risk Committee reviews the risk appetite and tolerance statements and oversees the design of the framework. The framework supports the acceptable level of risk which is the basis of the decision-making of management and ultimately the Board. The Company has devoted significant resources to developing its ERM program and expects to continue to do so in the future.

Code of Business Conduct and Ethics

Our Code of Conduct is a critical component in helping us maintain high professional standards. We also provide an internal reporting hotline, through which employees can anonymously report suspected violations of the Code of Conduct or other policies. Suspected violations of the Code of Conduct are investigated by the Company and may result in disciplinary action. The Code of Conduct is publicly available on our website at www.universalinsuranceholdings.com. The Audit Committee annually reviews our Code of Conduct for changes, as appropriate. In the event of an amendment to the Code of Ethics, or a waiver from a provision of the Code of Ethics granted to a senior executive officer, the Company intends to post such information on its website.

Governance Guidelines

Our Governance Guidelines address director independence standards, conflicts of interest, meeting and committee procedures, Board membership criteria, director qualifications and duties and succession planning, among other pertinent governance matters. Our Governance Guidelines are publicly available on our website at www.universalinsuranceholdings.com. The Nominating and Governance Committee annually reviews the Governance Guidelines for changes, as appropriate.

Shareholder Communications

We have established a process for shareholders to send communications to the Board. Shareholders may anonymously communicate any concerns regarding the Company to our independent directors by calling (877) 778-5463, which is the same number that employees may use to anonymously report complaints to the Audit Committee concerning accounting or auditing matters. Upon receipt of any shareholder concerns, our independent directors have discretion whether to convey any such information to our full Board. Shareholders may send other general communications to our Company by mail to our Secretary, Gary Lloyd Ropiecki, at Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

We proactively engage with our shareholders on a variety of topics, including governance and executive compensation matters.

Corporate Responsibility

Our shareholders, customers and other stakeholders have increasingly expressed interest in our environmental, social and governance (“ESG”) practices. We value being a responsible corporate citizen. We are continually evaluating our strategic approach to corporate responsibility and have implemented various initiatives to address ESG issues.

Sustainability

Climate

•

We conducted a Risk Climate Survey in 2016 to identify climate change-related risks and develop a risk management plan. Last updated in August 2018, the report (i) considers a plan to assess, reduce or mitigate emissions in our operations; (ii) identifies climate change-related risks and assesses the degree that they could affect our business; and (iii) identifies steps we have taken to encourage policyholders to reduce losses caused by climate change-influenced events.

•

In addition, during 2018 and 2019, we developed a plan to further educate consumers how to prepare, protect, and recover to reduce potential losses by climate change-influenced and other events, which culminated with a February 2019 launch of our online consumer content resource CloveredSM. In addition, CloveredSM has partnered with a number of carriers to provide a variety of coverages to consumers in predominately coastal states that are most affected by climate. We believe this service and protection we provide to those hardest impacted by climate-related natural disasters is one of the strongest actions we can take to support the livelihood of consumers and is paramount to the sustainability and resilience of our towns and cities as well as environmental management and climate strategy.

•

In coastal states that are affected by natural disasters, we have strived to be a pillar of support for the communities affected. We have paid out hundreds of millions of dollars in claims over the years, along with our reinsurance partners, to help our customers get back on their feet after challenging natural disasters.

Going Green

•

To reduce our paper consumption and more efficiently deliver services to our customers, we revitalized our digital presence to enable our customers to submit claims and view documents electronically through our newly revamped public-facing websites.

•

In 2019, we launched a concerted effort to transition all 850,000 U.S. policyholders to “go paperless” delivery through mailers and email communications. The goal of this ongoing initiative is to capture all policyholders electronically, while reducing our dependency on paper correspondence.

•

Internally, in January of this year, we mandated that all employees go green with paperless pay statements and automatic direct deposit. Through the ADP website, employees can view and download their pay statements through the internal portal. This also provides an additional layer of security for our employees by not issuing paper checks and statements with Personal Identifiable Information (PII).

•

In March of this year, we installed water fountain filtration systems in several of our buildings. Adding the filtration systems will reduce our dependency on purchasing water bottles for employees and result in a significant long-term cost savings for the company. Each filtration station informs users of the number of 20 oz. single-use water bottles saved from waste by using reusable bottles and cups. By incorporating these fountains, we ultimately plan on reducing our plastic bottle consumption by 200,000 bottles per year.

Energy Efficiency

•	We have reduced our energy footprint by assigning hybrid vehicles to field agents and making certain adjustments in our office buildings, such as transitioning to energy-efficient LED lighting.

•	The current modifications to the company’s facilities serve the goal of achieving significant energy savings for the life of the building. Various energy efficiencies are planned to include:
○	Replacing all exterior windows with Low-e tinted glass
○	Replacing roof gravel with white, reflective TPO membrane over R-20 insulation
○	Doubling the required R-5 exterior wall insulation to R-10 batts
○	Replacing the existing DX Air Conditioning system with an air-cooled Chilled Water system.

Social Impact

Philanthropy

•

We support various charitable organizations through our philanthropic giving and volunteer efforts. We partner with local and national organizations that reflect our vision and values and harness the power of our employees to engage in various charitable efforts.

•

We are invested in the communities in which we do business. We regularly engage with and support our communities, including through outreach efforts during major storms and organizing beach cleanup events.

•

We have committed to a company-wide Day of Service. This initiative will bring together the collective power of our entire workforce to have an impact in the communities where we live and work. We have established partnerships with nonprofits in every region where we have sizable operations and designated an impactful service project for our employees.

•

We have kicked off our Brown Bag Lunch series where we invite local nonprofits to come to our headquarters and speak directly with our employees. We hosted the Women in Distress of Broward County, Inc. to begin our series to commemorate International Women’s Day; they spoke to a group of employees about the important work they do in domestic violence. Our goal is to continue providing programming for associates to learn and hear firsthand about the work being performed in the community.

•	We also contribute to organizations that positively impact our communities.
○

Since 2017, UPCIC has generously funded 1,260 scholarships through contributions totaling $8.5 million to Step Up For Students, a nonprofit organization that helps manage the income-based Florida Tax Credit Scholarship Program. Step Up is serving more than 100,400 students for the 2019-20 school year. More than 1,800 private schools participate in the scholarship program statewide.

○

We participated in St. Baldrick’s “Brave the Shave,” a fundraising event to benefit research to fight childhood cancer. In 2019, our event and employees and company match raised the highest amount of donations in Florida and ninth nationwide.

○	We provide several opportunities throughout the year for employees to work with Habitat for Humanity’s South Palm Beach Chapter.
○	We sponsor the “Light the Way” event for The Boys and Girls Club.
○	We also participated in various initiatives with local organizations to donate school supplies, collect food pantry items and give holiday toys to children in need.

Health & Wellness

•

Our employees are a cornerstone of our operations, and we take their health and wellness seriously. We are proud to provide our employees with full healthcare premium coverage. Dental insurance, life insurance and AD&D, short-term disability insurance, employee assistance program, prescription discounts, and a matching 401(k) program are also available.

•

In 2020, we launched a partnership with ClassPass, a mobile app that provides access to different fitness classes in the cities where we operate. Additionally, for our South Florida employees, we offer free gym membership with a local center in proximity with our headquarters.

•	We are organizing Health Fairs for all employees biannually. Healthcare professionals are brought into our offices to provide important screenings that can be performed on-site.

COVID-19 Crisis Management

During the unprecedented changes brought about by the COVID-19 pandemic, we have made a concerted effort to protect our workforce, customers, and our community. By deploying our standard natural disaster / crisis rapid response protocol and offering innovative solutions, we have been able to rapidly respond to consumers and maintain an active workforce. Several relief measures were implemented to continue quality service and productivity, limit business disruptions, while ensuring our key stakeholders stay safe and healthy.

•	We implemented key policyholder relief measures:
○	When applicable, we waived all penalties/fees relating to late payments and any reinstatement fees.
○	When requested, we are providing a 30-day payment grace period from the expected cancellation effective date and offering installment payment plans.

•

Our Claims team is conducting virtual reviews of claims by using an internally implemented interface application in partnership with Symbility LinkTM. This eliminates the need to visit a policyholder’s house and allows for contactless review of claims.

•

We maintained consistent communication with our policyholders by providing them with resources to access account information through our virtual solutions like our mobile apps, updated websites, and call centers.

•

We implemented our Continuity of Business plan and activated our employee remote work policy. Every employee has been outfitted with necessary hardware and software to enable them to perform their duties remotely.

•	We developed an internal COVID-19 page on our intranet to house all resources, information and communications shared with employees.

•

We performed ongoing, professional, deep cleaning of our building and facilities. Additionally, facilities staff have updated their cleaning measures and protocols to ensure that high-touch surfaces are being cleaned and sanitized on a frequent basis.

Diversity and Inclusion

•

We continue our support of diversity and inclusion to create an inclusive culture and deliver a sustainable talent model to enhance performance and broaden perspectives. 48% of our workforce are comprised of women and 68% are diverse. 23% of our leadership positions are held by women and 56% are held by diverse employees.

•

In 2020, our CEO, Stephen Donaghy, advanced our commitment to diversity and inclusion in the workplace by signing the CEO Action for Diversity & Inclusion pledge. Through this initiative, we have committed to developing a robust plan to our workforce surrounding diversity and inclusion in the workplace.

•

We were honored by Women Executive Leadership (“WEL”) Florida for accelerating the advancement of gender diversity in the boardrooms and C-Suites. We are proud to have been recognized as a Breakthrough Award Winner at the Corporate Salute in 2017 for naming one or more women to our board of directors. WEL is a nonprofit organization whose primary purpose is to increase the number of women serving on corporate boards and in the executive suite through advocating, educating and connecting accomplished leaders. Throughout 2019, we remain an Advocate-Level Partner and participated in leadership insight presentations, the Women Executive Leadership Forum—Women on Boards: Getting There and Adding Value, and the 8th Annual National Conversation Event—Advancing Gender Diversity in the Boardroom: The Business Case for Board Diversity.

•

We have nominated a woman, Marlene M. Gordon, to be elected to our Board by shareholders at the 2020 Annual Meeting. If elected, Mrs. Gordon will be an independent director. This is in line with our values of diversity and independence on the board.

Corporate Governance and Ethics

•

We are committed to promoting corporate responsibility and achievement of our financial goals through responsible development and execution of corporate strategy. The Board provides continuing oversight of our governance process. With a commitment to ethics, we conduct our business in accordance with our Code of

Conduct, which emphasizes treating all employees and customers with fairness, decency and good citizenship. We also conduct employee ethics training modules on an annual basis. For more information on our governance practices, see “Governance Highlights” and the accompanying discussion above.

 Committees and Committee Chairs

The Board has appointed strong committee chairs to lead each Board committee in its respective area. All committee chairs are independent and appointed annually by the Board. Committee chairs are responsible for setting meeting agendas, presiding at committee meetings, facilitating open communications with the Board and management and working directly with management in connection with committee matters. Our committees have the authority and the resources to seek legal or other expert advice from independent sources. Each committee reports its actions and recommendations to the full Board on a regular basis.

The following table sets forth the current committee membership, chairpersons and “audit committee financial experts” for our Company:

		Nominating & Governance Committee	Investment Committee	Compensation Committee	Audit Committee	Risk Committee
Scott P. Callahan	I	Chairperson	Member
Kimberly D. Campos						Member
Stephen J. Donaghy
Sean P. Downes	C		Member
Ralph J. Palmieri	I		Chairperson
Richard D. Peterson	I, E			Member	Chairperson
Michael A. Pietrangelo	I, LD	Member		Chairperson
Ozzie A. Schindler	I, E				Member	Chairperson
Jon W. Springer			Member			Member
Joel M. Wilentz, M.D.	I	Member		Member	Member

I—Independent director; C—Chairman of the Board; LD—Lead Director; E—Audit Committee Financial Expert

Audit Committee

The Audit Committee provides oversight of the Company’s financial management, internal audit department and independent auditor. The Audit Committee oversees the quality and effectiveness of the Company’s internal controls, which provide reasonable assurance that assets are safeguarded and that financial reports are properly prepared. The Audit Committee also reviews and monitors the Company’s financial reporting procedures, compliance and disclosure, including overseeing the preparation of financial statements. In performing these functions, the Audit Committee meets periodically with the independent auditor, management and internal auditors (including in private sessions) to review their work and confirm that they are properly discharging their respective responsibilities. In addition, the Audit Committee appoints and evaluates the performance of the independent auditor.

•	The Audit Committee held 5 meetings in 2019.

•	The Board has determined that Messrs. Peterson and Schindler are each an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K promulgated by the SEC.

•	The Audit Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Audit Committee annually reviews its charter to determine whether any changes are appropriate.

Compensation Committee

The Compensation Committee is responsible for establishing and overseeing the Company’s executive compensation philosophy and principles, reviewing and recommending for approval by the independent directors the compensation for and employment agreement with our Chief Executive Officer, approving the compensation for and employment agreements with certain other executive officers, establishing and evaluating performance-based goals related to compensation, overseeing the design and administration of the 2009 Omnibus Incentive Plan, as amended from time to time (“Omnibus Plan”), and reviewing, and recommending for approval by the full Board, the compensation for our independent directors.

•	The Compensation Committee held 3 meetings in 2019.

•	The Compensation Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Compensation Committee annually reviews its charter to determine whether any changes are appropriate.

Nominating and Governance Committee

The Nominating and Governance Committee exercises general oversight with respect to the governance of the Board. It assists the Board by identifying individuals qualified to become directors and recommends to the Board nominees for the next annual meeting of shareholders and to fill vacancies in membership of the Board as they occur; recommends to the Board nominees for each committee of the Board; and considers matters relating to corporate governance generally, including assessing the adequacy of our corporate governance policies and procedures and making recommendations to the Board, as appropriate, regarding modifications to such policies and procedures, including our Governance Guidelines and our certificate of incorporation and bylaws. The Nominating and Governance Committee also oversees the director self-evaluation process and is responsible for maintaining orientation and continuing education programs for all directors.

•	The Nominating and Governance Committee held 3 meetings in 2019.

•	The Nominating and Governance Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Nominating and Governance Committee annually reviews its charter to determine whether any changes are appropriate.

Investment Committee

The Investment Committee’s responsibilities include monitoring whether the Company has adopted and adheres to a rational and prudent investment strategy; monitoring whether investment actions are consistent with the Company’s investment strategy, financial objectives and business goals; monitoring compliance with legal and regulatory requirements pertaining to investment and capital management; and assessing the competence and performance of the Company’s third-party investment advisors. The Investment Committee does not make operating decisions about market timing, sector rotation or security selection, which are the responsibilities of management and the Company’s third-party investment advisors.

•	The Investment Committee held 5 meetings in 2019.

•	The Investment Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Investment Committee annually reviews its charter to determine whether any changes are appropriate.

Risk Committee

The Risk Committee’s responsibilities include designing, implementing and maintaining an effective risk management framework; evaluating and addressing risk management and capital management matters affecting the Company related to the design and implementation of the Company’s risk management framework; assessing the Company’s ERM capabilities; maintaining a risk-aware corporate culture; and developing risk tolerance protocols and procedures. The Risk Committee annually reviews the Company’s risk tolerance levels, risk appetite statements and risk management policy.

•	The Risk Committee held 4 meetings in 2019.

•	The Risk Committee’s charter is publicly available on our website at www.universalinsuranceholdings.com.

•	The Risk Committee annually reviews its charter to determine whether any changes are appropriate.

 Compensation Committee Interlocks and Insider Participation

Richard D. Peterson, Michael A. Pietrangelo and Joel M. Wilentz, M.D. served as members of the Compensation Committee during 2019. There are no Compensation Committee interlocks, meaning that none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity for which any of our directors served as an executive officer at any time during 2019.

No compensation committee member is or was an employee or officer of the Company or has any relationship with the Company requiring disclosure as a related party transaction.

 Director Compensation

Each independent director currently receives an annual cash retainer of $85,000. In light of the workload and broad responsibilities of their positions, the Chairs of our Board committees each receive an additional annual cash retainer of $15,000. The independent directors are also entitled to receive discretionary grants of non-qualified stock options under our Omnibus Plan.

Messrs. Downes, Donaghy, Springer and Ms. Campos are employees of the Company and do not receive additional compensation for their Board service.

Director Summary Compensation Table

The table below summarizes the compensation paid to our independent directors for the fiscal year ended December 31, 2019.

Name	Fees Paid in Cash ($)	Stock Awards (1) (2) ($)	Total ($)
Scott P. Callahan	$100,000	$198,037	$298,037
Ralph J. Palmieri	$100,000	$198,037	$298,037
Richard D. Peterson	$100,000	$198,037	$298,037
Michael A. Pietrangelo	$100,000	$198,037	$298,037
Ozzie A. Schindler	$100,000	$198,037	$298,037
Joel M. Wilentz, M.D.	$85,000	$198,037	$283,037

(1)	The independent directors were granted stock options, each with a grant date fair value of $9.90, on March 14, 2019.

(2)

As of December 31, 2019, the number of equity awards (in the form of stock options) that were outstanding for each independent director was as follows: Mr. Callahan 50,000, Mr. Palmieri 40,000, Mr. Peterson 39,200, Mr. Pietrangelo 40,000, Mr. Schindler 40,000 and Mr. Wilentz 40,000.

Stock Ownership Guidelines; No Hedging or Pledging Shares

We believe that our directors should be personally invested in the Company alongside our shareholders. It is expected that, within two years of joining the Board, each director will own shares of our common stock having a value of at least $50,000. Additionally, our directors may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral for a loan or other indebtedness.

Each independent director is currently in compliance with these guidelines.

 Information About Our Executive Officers

Our executive officers are elected annually by the Board and serve at the discretion of the Board. The current executive officers of the Company are as follows:

Name	Age	Position
Stephen J. Donaghy	55	Chief Executive Officer and Director
Sean P. Downes	50	Executive Chairman
Jon W. Springer	50	President, Chief Risk Officer and Director
Frank C. Wilcox	54	Chief Financial Officer
Kimberly D. Campos	42	Chief Administrative Officer, Chief Information Officer and Director

Our executive officers are collectively referred to in this Proxy Statement as our “Named Executive Officers” or “NEOs.” Biographical information about our Named Executive Officers is as follows.

Stephen J. Donaghy. For biographical information on Stephen J. Donaghy, see “Director Nominees.”

Sean P. Downes. For biographical information on Sean P. Downes, see “Director Nominees.”

Jon W. Springer. For biographical information on Jon W. Springer, see “Director Nominees.”

Frank C. Wilcox became the Chief Financial Officer and Principal Accounting Officer of the Company and Chief Financial Officer and Treasurer of the Company’s wholly-owned insurance subsidiaries in 2013. Mr. Wilcox served as the Company’s Vice President – Finance from 2011 to 2013. Prior to joining the Company, Mr. Wilcox held senior corporate accounting positions with Burger King Corporation (2006 to 2011) and BankUnited (2000 to 2006), as well as various auditing, finance, accounting and SEC reporting positions from 1989 to 2000 at Coopers & Lybrand, Blackstone, Dean Witter, CSFB and American Express. Mr. Wilcox has been licensed as a certified public accountant in New York since 1996.

Kimberly D. Campos. For biographical information on Kimberly D. Campos, see “Director Nominees.”

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, we are asking shareholders to approve the compensation paid to our Named Executive Officers, as disclosed in this Proxy Statement on pages 22-41 (the “Say on Pay Vote”). Although the voting results are not binding, we value continuing and constructive feedback from our shareholders on compensation and other important matters, and the Compensation Committee will consider the voting results when evaluating our executive compensation program.

As evidenced by 2019’s Say on Pay Vote, in which 93% of the shares cast voted to approve the Say on Pay Vote, we believe that our executive compensation program aligns the interests of the Company’s executives and other key employees with those of the Company and its shareholders. The program is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability.

We ask for your advisory approval of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to Universal Insurance Holdings, Inc.’s Named Executive Officers, as described in this Proxy Statement on pages 22-41.”

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

 Compensation Discussion and Analysis

We believe that the compensation provided to the Named Executive Officers for 2019 is aligned with our pay-for-performance philosophy and our overall business performance as evidenced by the key financial and operational milestones presented on pages 4-6 and 23-25 of this Proxy Statement.

This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program and compensation principles. The Compensation Committee oversees our compensation program for our Named Executive Officers and the equity compensation program for the Company’s employees generally. All of our executive officers are Named Executive Officers.

The Compensation Committee designs our executive compensation program to:

•	attract, retain and reward high-performing executives who will work well as a team to drive Company growth and profitability;

•	increase long-term value for shareholders;

•	balance both short- and long-term focus;

•	manage the Company in a prudent and responsible manner; and

•	maintain and enhance the Company’s reputation for operational excellence.

In making its decisions, the Compensation Committee takes into account, among other things:

•	the Company’s performance;

•	shareholder alignment;

•	the voting results of the annual say on pay resolution;

•	individual performance;

•	the Company’s executive retention needs;

•	the recommendations of the Chief Executive Officer;

•	the terms of applicable employment agreements with the Named Executive Officers; and

•	the advice of the Compensation Committee’s independent compensation consultant and outside legal counsel.

 Performance Highlights

Our 2019 financial results reflect our execution against our strategic priorities and commitment to returning value to shareholders through share repurchases and dividends (comparisons are to 2018 unless otherwise specified):

Grow other states and Florida:

•	Direct premiums written overall grew by $101.8 million, or 8.6%, to 1.3 billion.

•	Outside of Florida, direct premiums written grew by $49.0 million, or 27.6%, to $226.6 million.

•	Florida direct premiums written grew by $52.8 million, or 5.2%, to $1.1 billion.

•	UPCIC commenced writing homeowners policies in Illinois.

Focus on disciplined growth and earnings stability:

•	Total revenue including services businesses and investment performance up 14.0% to $939.4 million.

•	Diluted GAAP earnings per share decreased 58.4% to $1.36 as a result of strengthening our reserve position.

•	During the first quarter of 2020, UPCIC filed for a 12.4% overall primary rate increase in Florida to strengthen rate adequacy.

•	Launched educational resource and multi-rater quote-to-bind digital platform, CloveredSM.

•	Generated a ROAE of 9.2% for 2019.

Maintain a strong balance sheet:

•	Year-over-year book value per share up 4.9% to $15.13.

•	Debt-to-equity ratio of 2.0% in 2019.

•	Over 75% of reinsurance capacity for June 1, 2020 renewals secured.

•	Total unrestricted cash and invested assets up 2.1% to $1.1 billion.

Return value to shareholders:

•	Declared and paid dividends per common share of $0.77, including a $0.13 special dividend in December.

•	Repurchased 2,337,825 shares in 2019 at an aggregate purchase price of $66.2 million.

•	Returned a record $92.3 million to shareholders through share repurchases and dividends in 2019.

* Excludes preferred stock

** Includes interest earned on cash and cash equivalents and restricted cash and investment income earned on real estate investments. Net of custodial fees, investment accounting, advisory fees and expenses associated with real estate investments.

For further details about our 2019 performance, please see our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Total Shareholder Return (TSR) Results (1) at End of Fiscal 2019

(1) TSR results reflect reinvestment of dividends. Our Florida specialty peer group for fiscal 2019 includes United Insurance Holdings Corp., FedNat Holding Company, HCI Group, Inc. and Heritage Insurance Holdings, Inc.

 Recent Developments

2019 was a year of transition for the Company, in terms of both executive compensation and corporate governance.

2019 Employment Agreement for Mr. Downes

In February 2019, the Company entered into a new one-year employment agreement with Mr. Downes (the “2019 Employment Agreement”), which is materially different than his prior employment agreement and was intended to be responsive to the shareholder feedback received by the Company and by the Compensation Committee with respect to his prior employment agreement. The following table compares the key provisions of both agreements:

	2016 Employment Agreement	2019 Employment Agreement

Term	3 years	1 year

Base Salary	$2,217,500	$1 million

Annual Non-Equity Incentive Award/Bonus

Calculated as 3% of Compensation Pre-Tax Income(1) if equal to or less than $125 million or 4% if more than $125 million, subject to the Company’s attainment of at least 85% of the average Compensation Pre-Tax Income for the last five years.

Determined based upon the achievement of certain financial and operational objectives determined by the Compensation Committee.

The Compensation Committee has already decided that, regardless of the Company’s operational and financial performance in 2019 and Mr. Downes’s performance in 2019, in no event will the amount of the 2019 annual bonus be greater than $3 million.

Performance Share Unit Grant	Annual grant of PSUs having a grant-date value of $3 million.	Grant of 50,000 PSUs.(2)

Restricted Stock Unit Grant	None	Grant of 25,000 RSUs.(3)

Option Grant	Annual grant of stock options having a grant date value of $4.4 million.	Grant of stock options having a grant date value of $1 million.

(1)	“Compensation Pre-Tax Income” is calculated as the Company’s pre-tax income without taking into account the executive bonuses for Mr. Downes, Mr. Springer and Mr. Donaghy.

(2)

Grant date fair value of $1,567,000, based on the closing stock price of $31.34 on the date of grant, March 8, 2019. The performance share units (“PSUs”) have both performance-based and time-based vesting conditions. The performance condition is to grow non-Florida premium in 2019 by 25% as compared to non-Florida premium in 2018; if this condition is met, then the PSUs will vest ratably over a three-year period beginning on the grant date.

(3)

Grant date fair value of $783,500, based on the closing stock price of $31.34 on the date of grant, March 8, 2019. Half of the restricted stock units (“RSUs”) vested on the grant date, and the remaining RSUs vest ratably on June 1 and December 1, 2019.

At the time the Company discussed Mr. Downes’s 2019 Employment Agreement in the 2019 proxy statement, the Company projected that his total 2019 annual compensation would be approximately $7.4 million, which means that the Compensation Committee would have reduced Mr. Downes’s total annual compensation in 2019 by at least 59% as compared to 2018.

As it happens, this amount overstated Mr. Downes’s compensation. For 2019, his total compensation as reported in the 2019 Summary Compensation Table is $5,406,060, which is a reduction of $12,517,319, or 70%, as compared to 2018.

2019 Say on Pay Vote

At the 2019 meeting, shareholders overwhelmingly supported this change in the terms of Mr. Downes’s compensation, as 93% of shares cast voted to approve the Company’s Say on Pay Vote.

2019 CEO Transition

In July 2019, for family and personal reasons, Mr. Downes stepped down from his role as CEO after 6 years as Chairman and CEO, and assumed his new role as Executive Chairman. He was succeeded by Mr. Donaghy.

2020 Donaghy Employment Agreement

On February 12, 2020 (the “Effective Date”), the Company entered into an employment agreement with Mr. Donaghy, which provides that he will serve as the CEO of the Company for a term beginning on January 1, 2020 and ending on December 31, 2022, unless earlier terminated in accordance with its terms (the “Term”). This agreement was amended on April 20, 2020. Pursuant to his agreement, as amended: Mr. Donaghy will receive a base salary of $1 million, which will not be increased or decreased during the Term. He is eligible to receive a discretionary bonus of $2.5 million for target performance and $3.5 million for superior performance, with the actual bonus payable to be determined based on factors the Committee determines to be appropriate, including, but not limited to, the Company’s financial and operational performance objectives as well as local, national and/or global conditions that directly or indirectly affect the Company.

On the Effective Date and during the first quarter of each subsequent calendar year during the Term, Mr. Donaghy is eligible to receive an annual grant of 50,000 PSUs, which will be subject to time-vesting and performance-vesting conditions. He will also be eligible to receive a one-time grant of 75,000 RSUs, which will be subject to time-vesting conditions. The Compensation Committee will consider additional grants of restricted share units during the Term following calendar year 2020. He is also eligible to receive an annual grant of stock options, with a grant date fair value of $1 million.

If Mr. Donaghy is terminated without cause or resigns for good reason (as such terms are defined in the agreement), he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options and PSUs that would have vested had he been continuously employed through the end of the one-year period following the termination date, and any unvested RSUs, will fully vest as of the termination date and the stock options shall remain exercisable for one year. The PSUs will be paid based on actual performance for the full performance year, determined after the end of the performance year.

In the event of a change in control (as defined in the agreement) and Mr. Donaghy is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Donaghy would be entitled to a lump-sum cash amount equal to 24 months’ base salary, plus two times any bonus paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company. All stock options would immediately vest and all PSUs and RSUs would immediately vest and become payable within 30 days following their regularly scheduled vesting. The PSUs will be paid based on extrapolated performance for the full performance year based on actual performance through the termination date. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Donaghy receiving a higher net after-tax amount.

If Mr. Donaghy becomes disabled during the Term, then the Company would be entitled to suspend his officership, but Mr. Donaghy would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Donaghy is terminated due to disability or dies during the Term, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. In addition, such termination will be treated as a termination without cause for the purpose of determining the Company’s obligation with respect to stock options held by Mr. Donaghy.

Mr. Donaghy is subject to a non-compete provision under the agreement that prohibits him from engaging in certain competitive activities during the Term and for a period of three years following his termination. In the event he and the Company have not entered into a new agreement or renewed this agreement on or prior to December 31, 2022, the non-compete period will be two years. The agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

2020 Downes Employment Agreement

On April 20, 2020, the Company entered into a new employment agreement with Mr. Downes for serving as the Executive Chairman of the Board. There is no specified term of the agreement. Mr. Downes will receive $1.0 million in annual base salary and a discretionary bonus of 100% of base salary for target performance and 200% of base salary for superior performance, with the actual bonus payable to be determined based on factors the Committee determines to be appropriate, including, but not limited to, the Company’s financial and operational performance objectives as well as local, national and/or global conditions that directly or indirectly affect the Company. He will also receive a one-time grant of stock options with a target grant date fair value of $850,000, which will be subject to three-year annual vesting. He will not receive any other equity grants.

If Mr. Downes is terminated without cause or resigns for good reason (as such terms are defined in the agreement), he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and shall remain exercisable for one year.

In the event of a change in control (as defined in the agreement) and Mr. Downes is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Downes would be entitled to a lump-sum cash amount equal to 24 months’ base salary, plus two times any bonus paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company. All stock options would immediately vest and remain outstanding for one year following termination.

If Mr. Downes becomes disabled during the term of the agreement, then the Company would be entitled to suspend his status as Executive Chairman of the Board, but Mr. Downes would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Downes is terminated due to disability or dies during the term of the agreement, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. In addition, such termination will be treated as a termination without cause for the purpose of determining the Company’s obligation with respect to stock options held by Mr. Downes.

Mr. Downes is subject to a non-compete provision under the agreement that prohibits him from engaging in certain competitive activities during the term of the agreement and for a period of three years following his termination. The agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

2019 Compensation Components

The compensation for the Named Executive Officers in 2019 was determined by the terms of the employment agreement in place for each such officer as well as by the Compensation Committee’s discretionary decisions to grant certain equity awards to the Named Executive Officers.

Base Salary

Base salaries for each Named Executive Officer are set forth in their respective employment agreements, which are summarized below. In general, base salaries for our Named Executive Officers depend on a number of factors, including the size, scope and impact of their role, the market value associated with their role, leadership skills and values, length of service, and individual performance and contributions. The objective in setting base salaries is to provide an appropriate level of fixed compensation that will promote executive recruitment and retention.

Annual Cash Incentive Compensation/Bonus

Pursuant to his 2019 Employment Agreement, Mr. Downes was entitled to receive an annual incentive award based on the achievement of certain financial and operational objectives as determined by the Compensation Committee. At the beginning of the year, the Compensation Committee had already determined that any such award would not be greater than $3.0 million. Given that his tenure as CEO ended in July 2019, the Compensation Committee did not evaluate Mr. Downes’s performance against any financial and operational objectives; rather, the Committee exercised its discretion to give Mr. Downes a bonus in the amount of $1.0 million, in view of the Company’s overall performance in 2019.

Pursuant to his employment agreement in effect for 2019, Mr. Donaghy was entitled to receive an annual incentive award equal to 1.5% of the Company’s compensation net income, which includes the effects of Messrs. Downes’s and Springer’s annual incentive awards and estimated tax payments using the Company’s statutory rate, but not Mr. Donaghy’s annual incentive award (as calculated, the “Compensation Net Income”). For 2019, the Company’s Compensation Net Income was $45.0 million. The Compensation Committee therefore approved an annual incentive award for 2019 of $675,535 for Mr. Donaghy.

Historically, Compensation Net Income and another measure based on pre-tax income were used to determine annual incentive compensation for certain of our executive officers because management must focus on these performance measures to manage and operate the Company profitably and to grow the Company’s business. For 2019, the Compensation Committee discontinued calculating Mr. Downes’s incentive compensation as a percentage of pre-tax income, and for 2020, the Compensation Committee did the same for Mr. Donaghy with respect to Compensation Net Income when it negotiated Mr. Donaghy’s new employment agreement in February 2020. As a result, for 2020 and in the future, no executive officers will be compensated based on a percentage of these historical financial measures.

Pursuant to his employment agreement in effect for 2019, Mr. Springer’s annual incentive award had a target value of $3.25 million that was determined in accordance with a formula based on the Company’s ROAE, calculated on a basis that does not reflect the accrual of the annual incentive awards to Messrs. Downes, Springer and Donaghy. In order for Mr. Springer to earn any portion of the award, the Company must have achieved a ROAE of at least 10%. Because the Company did not meet this minimum target in 2019, Mr. Springer did not receive an annual non-equity incentive award in 2019.

For Mr. Wilcox and Ms. Campos, their annual incentive compensation is not subject to a formulaic calculation. Based on Mr. Donaghy’s recommendation, the Compensation Committee awarded discretionary bonuses in the amounts of $400,000 for Mr. Wilcox and $125,000 for Ms. Campos. Mr. Donaghy’s recommendation was based primarily on Mr. Wilcox’s leadership of the Company’s finance and accounting functions and on Ms. Campos’s continued leadership in the areas of information technology and risk management. In approving Mr. Wilcox’s bonus, the Compensation Committee also took into account input from Mr. Peterson, the Chair of the Audit Committee.

Equity Incentive Compensation

Pursuant to their respective employment agreements, in 2019, Mr. Downes received a grant of 50,000 PSUs and Mr. Springer received a grant of PSUs with a target value of $1.0 million. The PSUs are subject to both performance vesting and time vesting conditions. For 2019, the Compensation Committee established a performance objective that was set at a target level intended to be challenging yet attainable. No portion of a PSU award shall be earned, and the entire amount will be forfeited, if the target level is not met. In the event the target level is met at the end of the year, two-thirds of the PSU grant will vest, and the remaining one-third will vest ratably over the following two years. The unvested PSUs (i.e., the one-third that will vest based on continued service) will be entitled to receive dividend equivalents, which amounts will be subject to the same time-based vesting conditions as the PSUs; no dividends or dividend equivalents were paid on the two-thirds of the PSU grant that vested upon completion of the performance year.

For 2019, the performance objective and target level was to increase the aggregate amount of in-force rate adequate premiums from states other than Florida by at least 25% as compared to 2018. The Company met and exceeded this target level, increasing in-force rate adequate premiums from states other than Florida by approximately 28% as compared to 2018. Growth in non-Florida premiums is used to incentivize Messrs. Downes and Springer to execute on the Company’s strategy to increase the Company’s policies in-force outside of Florida in order to grow profitability and diversify revenue and risk.

Further, pursuant to his employment agreement, Mr. Downes received stock options, subject to three-year annual vesting, with a grant date fair value of $1.0 million as well as 25,000 RSUs, 50% of which vested on the grant date and 25% on each of June 1, 2019 and December 1, 2019. Mr. Springer was entitled to receive a stock option grant as determined by the Compensation Committee in its sole discretion. In lieu of stock options, the Compensation Committee determined to grant Mr. Springer 25,000 RSUs, which vested on December 31, 2019. In addition, the Compensation Committee granted Mr. Wilcox 25,000 stock options, which are subject to annual vesting over a three-year period and will vest immediately upon a change in control.

In general, the Company uses grants of stock options to focus executives on delivering long-term value to shareholders because options have value only to the extent that the price of Company stock on the date of exercise exceeds the stock price on the grant date, as well as to retain executives. Stock options are subject to three-year annual vesting and continued employment by the Company on the applicable vesting date.

Mr. Donaghy received 50,000 shares of restricted stock units, which are subject to annual vesting over a two-year period, in connection with his appointment as Chief Executive Officer.

Perquisites and Other Benefits

In 2019, the Company provided the following benefits to each of the Named Executive Officers: (1) Company-paid medical, dental, disability and other insurance premiums and (2) annual automobile allowance. The Company also provided Company-paid premiums for term life insurance and long-term care for certain Named Executive Officers.

Other than as discussed herein, our Named Executive Officers participate in our corporate-wide benefit programs, which includes participation in the Company’s 401(k) plan. In addition, the Company believes that executives should be able to provide for their retirement needs from the total annual compensation and thus the Company does not provide its Named Executive Officers with any tax-qualified or nonqualified defined benefit pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.

Compensation Clawback Policy

Our clawback policy is designed to mitigate risk in connection with executive compensation. The clawback policy seeks to recover certain compensation awarded under our Omnibus Plan. Specifically, the clawback policy provides that if the Board determines that:

•

we are required to restate our financial statements due to material noncompliance with any financial reporting requirement under the law, whether or not such noncompliance is the result of misconduct, or

•

the prior determination of the level of achievement of any performance goal used under the Omnibus Plan is materially incorrect and that such determination caused the award of cash or shares in an amount greater than what should have been paid or delivered had such determination been correct, then the employee must reimburse the Company for the amount of overpayment with respect to an award under the Omnibus Plan, as well as to the extent required by and otherwise in accordance with applicable law and our policies as may be adopted from time to time.

No Hedging or Pledging Shares

Our directors, executive officers and senior accounting, finance and legal personnel may not hedge or short shares of our common stock, engage in options trading, trade on margin or pledge shares of our common stock as collateral for a loan or other indebtedness.

Compensation Risk Assessment

Our executive compensation program is intended to address, among other things, whether the program pays our executives for performance and whether the program encourages unnecessary or excessive risk taking. We do not believe that our current compensation program creates risks that are reasonably likely to have a material adverse effect on the Company for the following reasons:

•

a significant portion of total compensation is linked to the Company’s long-term performance, which encourages the creation of shareholder value and achievement of key operational and business development goals; and

•	our clawback policy provides additional assurance that risks associated with our compensation plans and policies are further mitigated.

2019 Summary Compensation Table

The following table sets forth the compensation paid to or earned by the Named Executive Officers during each of the last three years.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Options Awards (2)	Non-Equity Incentive Plan Compensation (3)	All other Compensation (4)	Total
Stephen J. Donaghy, Chief Executive Officer and Director	2019	$804,375	—	$1,323,500	—	$675,535	$38,484	$2,841,894
	2018	$804,375	—	—	—	$1,762,150	$56,809	$2,623,334
	2017	$804,375	—	—	—	$1,600,381	$65,469	$2,470,225
Sean P. Downes, Executive Chairman	2019	$998,846	$1,000,000	$2,350,500	$999,999	—	$56,715	$5,406,060
	2018	$2,217,499	—	$3,604,392	$5,433,862	$6,606,463	$61,163	$17,923,379
	2017	$2,217,499	—	$2,999,997	$6,613,750	$7,361,883	$59,768	$19,252,897
Jon W. Springer, President, Chief Risk Officer and Director	2019	$1,000,000	—	$1,752,990	—	—	$24,662	$2,777,652
	2018	$1,340,625	—	$1,923,999	—	$3,919,500	$29,124	$7,213,248
	2017	$1,340,625	—	$1,000,008	$1,499,999	$4,601,177	$28,012	$8,469,821
Frank C. Wilcox, Chief Financial Officer	2019	$412,500	$400,000	—	$247,547	—	$46,319	$1,106,366
	2018	$412,500	$300,000	$1,542,500	—	—	$51,222	$2,306,222
	2017	$390,144	$275,000	—	—	—	$16,408	$681,552
Kimberly D. Campos, Chief Admin. Officer, Chief Information Officer and Director	2019	$269,901	$125,000	—	—	—	$19,693	$414,594
	2018	$298,077	$125,000	—	—	—	$22,296	$445,373
	2017	$200,000	$100,000	—	—	—	$18,300	$318,300

(1)

The amounts reported in this column for 2019 represent the aggregate grant date fair value related to (a) the PSUs and RSUs granted to Mr. Downes in connection with his 2019 Employment Agreement, (b) the RSUs granted to Mr. Donaghy in connection with his appointment to serve as Chief Executive Officer, effective July 15, 2019 and (c) the PSUs granted to Mr. Springer pursuant to his 2019 Employment Agreement and the grant of 25,000 RSUs in April 2019. Grant date fair value is computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”) without regard to forfeitures related to service-based vesting conditions.

(2)

The amounts reported in this column for 2019 represent the aggregate grant date fair value of the stock option awards granted to (a) Mr. Downes pursuant to his 2019 Employment Agreement and (b) Mr. Wilcox in March 2019. The amounts disclosed for option awards represent the grant date fair value computed in accordance with FASB ASC Topic 718, which was $9.90, and are estimated using a Black-Scholes option-pricing model utilizing the following assumptions on a weighted average basis: weighted-average volatility, 38.1%; dividend yield, 2.4%; weighted-average risk free interest rate, 2.44%; and expected term in years, 6.00. See Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 for a discussion of the relevant assumptions used in calculating these amounts.

(3)

The amounts reported in this column for 2019 represent the annual incentive compensation payable to certain of our Named Executive Officers pursuant to the employment agreements that were in effect in 2019 and the Omnibus Plan. Mr. Donaghy was entitled to an annual incentive award equal to 1.5% of the Company’s Compensation Net Income as per his employment agreement. For further details, see “2019 Compensation Components” above.

(4)	For further details regarding all other compensation contained in this column, see the “2019 All Other Compensation” table below.

2019 All Other Compensation Table

The following table sets forth amounts related to the “All Other Compensation” column in the Summary Compensation Table for the year ended December 31, 2019.

	Insurance Premiums
Name	Medical/ Dental	Life/ Disability/ Other	Long-Term Care	401(k) Match	Auto Allowance and Related Expenses	Total
Stephen J. Donaghy	1,449	3,072	$13,963	$14,000	$6,000	$38,484
Sean P. Downes	22,695	11,406	$2,614	$14,000	$6,000	$56,715
Jon W. Springer	1,220	2,242	—	$14,000	$7,200	$24,662
Frank C. Wilcox	1,449	657	$23,013	$14,000	$7,200	$46,319
Kimberly D. Campos	833	657	—	$13,957	$4,246	$19,693

2019 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of executive compensation plan-based awards to the Named Executive Officers during the year ended December 31, 2019.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (4)				Estimated Future Payouts under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold ($)		Target ($)	Maximum ($)	Target (#)
Stephen J. Donaghy	8/5/2019	—	(6)	—	—	—		50,000	(2)	—		—	$1,323,500
Sean P. Downes	3/8/2019	—		—	—	50,000	(1)	—		—		—	$1,567,000
	3/8/2019	—		—	—	—		25,000	(2)	—		—	$783,500
	3/14/2019	—		—	—	—		—		100,991	(3)	$ 31.64	$999,999
	2/27/2019	—		—	$3,000,000	—		—		—		—	—
Jon W. Springer	1/2/2019	—		—	—	26,702	(1)	—		—		—	$999,990
	4/9/2019	—		—	—	—		25,000	(2)	—		—	$753,000
	1/1/2019	$812,500		$3,250,000	$4,225,000	—		—		—		—	—
Frank C. Wilcox	3/14/2019	—		—	—	—		—		25,000	(3)	$31.64	$247,547
Kimberly D. Campos	—	—		—	—	—		—		—		—	—

(1)	PSUs granted to Mr. Downes and Mr. Springer pursuant to the terms of their employment agreements. These PSUs are subject to both performance-based and time-based vesting conditions.

(2)

The amounts reported in this column for 2019 represent (a) the restricted stock units granted to Mr. Donaghy in August 2019 in connection with his appointment to serve as Chief Executive Officer, effective on July 15, 2019, (b) the restricted stock units granted to Mr. Downes in March 2019 in connection with the entry into his 2019 Employment Agreement, and (c) the restricted stock units granted to Mr. Springer in April 2019. The restricted stock units are subject to time-based vesting conditions.

(3)

Stock options granted to Mr. Downes pursuant to the terms of the 2019 Employment Agreement and the stock options granted to Mr. Wilcox in March 2019 were at the discretion of the Compensation Committee. See note (2) of the 2019 Summary Compensation Table for additional information about these awards.

(4)

For Mr. Downes, this amount represents the annual incentive award he would receive based on achievement of financial and operational performance objectives, as determined by the Compensation Committee. At the outset, the Compensation Committee determined that the maximum amount of this award would be $3,000,000. With respect to Mr. Springer, the threshold amount represents the annual incentive award he would receive if the Company’s Compensation ROAE was 10% in 2019. If so, then Mr. Springer would receive a threshold amount of 25% of the target bonus of $3.25 million. The target amount represents the annual incentive award Mr. Springer would receive if the Company’s Compensation ROAE was 25% which would entitle him to 100% of the target bonus of $3.25 million. The maximum amount represents the annual incentive award Mr. Springer would receive if the Company’s Compensation ROAE was 35%, which would entitle him to 130% of the target bonus of $3.25 million.

(5)

The amounts shown in this column are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See notes (1) and (2) of the 2019 Summary Compensation Table above for a discussion of the relevant assumptions used in calculating these amounts.

(6)

Mr. Donaghy is entitled to receive an annual incentive award of 1.5% of the Company’s Compensation Net Income, whatever that amount happens to be. Accordingly, there is no threshold amount of this award.

2019 Outstanding Equity Awards at Year-End

The following table sets forth certain information with respect to the Named Executive Officers with regard to unexercised options; stock, RSUs or PSUs that have not vested; and equity incentive plan awards outstanding as of December 31, 2019.

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (9)
Stephen J. Donaghy	—	—		$—	—	25,000	(7)	$699,750
Sean P. Downes	50,000	—		$24.18	6/15/2022	—		—
	66,666	—		$19.52	2/28/2026	—		—
	150,000	—		$19.52	2/28/2026	—		—
	216,667	216,667	(1)	$27.20	1/20/2027	—		—
	154,349	308,698	(2)	$32.80	3/19/2028	—		—
		100,991	(3)	$31.64	3/14/2029
	—	—		—	—	18,383	(4)	$514,540
	—	—		—	—	36,630	(5)	$1,025,274
	—	—		—	—	50,000	(6)	$1,399,500
Jon W. Springer	22,334	—		$19.52	2/28/2026	—		—
	82,509	—		$19.52	2/28/2026	—		—
	49,140	49,140	(1)	$27.20	1/20/2027	—		—
	—	—		—	—	6,128	(4)	$171,523
	—	—		—	—	10,582	(5)	$296,189
	—	—		—	—	26,702	(6)	$747,389
Frank C. Wilcox	25,000	—		$24.58	3/13/2020	—		—
	—	25,000	(3)	$31.64	3/14/2022	—		—
	—	—		—	—	16,667	(8)	$466,509
Kimberly D. Campos	3,967	—		$24.58	3/13/2020	—		—

(1)	The options held by Messrs. Downes and Springer with an exercise price of $27.20 vested on January 20, 2020.

(2)	The options held by Mr. Downes with an exercise price of $32.80 ratably vest on January 15, 2020 and 2021.

(3)	The options held by Messrs. Downes and Wilcox with an exercise price of $31.64 ratably vest on March 14, 2020, 2021 and 2022.

(4)	The PSUs held by Messrs. Downes and Springer that are subject to time-based vesting conditions vested on January 20, 2020.

(5)	The PSUs held by Messrs. Downes and Springer that are subject to time-based vesting conditions will ratably vest on January 1, 2020, and 2021.

(6)

The PSUs held by Messrs. Downes and Springer are subject to both performance-based and time-based vesting conditions. Assuming the performance condition is satisfied, (a) two-thirds of Mr. Downes’s PSUs vested on March 1, 2020 and one-sixth of the PSUs will vest on each of March 1, 2021 and 2022; and (b) two-thirds of Mr. Springer’s PSUs vested on January 2, 2020 and one-sixth of the PSUs vested on each of January 2, 2021 and 2022.

(7)	The restricted stock units held by Mr. Donaghy is subject to time-based vesting conditions and will vest on September 1, 2020.

(8)	The restricted stock award held by Mr. Wilcox is subject to time-based vesting conditions and will vest on December 31, 2020.

(9)	Calculated based on closing stock price of $27.99 on December 31, 2019.

Options Exercised and Stock Vested

The following table sets forth certain information with respect to the Named Executive Officers concerning options exercised and stock vested during the year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Stephen J. Donaghy	—	—	25,000	$657,250
Sean P. Downes	—	—	138,213	$4,981,309
Jon W. Springer	—	—	84,481	$2,702,995
Frank C. Wilcox	—	—	16,667	$466,509
Kimberly D. Campos	6,700	$37,118	—	—

 Employment Agreements and Potential Payments Upon Termination or Change in Control

The following summaries describe the material terms of each Named Executive Officer’s employment agreement in effect in 2019.

Employment Agreement with Mr. Donaghy

Pursuant to his employment agreement, Mr. Donaghy was entitled to receive an annual base salary of $804,375, with any subsequent increases at the discretion of the Compensation Committee, and an annual cash incentive award equal to 1.5% of the Company’s Compensation Net Income.

In the event of a change in control and Mr. Donaghy is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Donaghy would be entitled to a lump-sum cash amount equal to 24 months’ base salary, and all stock options would immediately vest and become exercisable. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code.

If Mr. Donaghy was terminated without cause or resigned for good reason, he would be entitled to receive a lump-sum cash amount equal to his base salary for the remaining term of the agreement, which expired on December 31, 2019, and a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year, subject to his execution of a general release of claims in favor of the Company.

Mr. Donaghy’s agreement also contained noncompete, nondisparagement, nonsolicitation and confidentiality provisions.

2019 Employment Agreement with Mr. Downes

Pursuant to his 2019 Employment Agreement, Mr. Downes was entitled to receive a base salary of $1 million in 2019. He was also eligible to receive an annual cash bonus upon the Company’s achievement of certain financial and operational objectives determined by the Compensation Committee. He was also eligible to receive a grant of 50,000 performance share units, a grant of 25,000 restricted share units and a grant of stock options with a grant date fair value of $1 million, all payable under and subject to the Omnibus Plan. The PSU Grant was subject to time-vesting and performance-vesting conditions set forth in the Agreement. The RSU Grant and the stock options were subject to time-vesting conditions.

If Mr. Downes was terminated without cause or resigned for good reason (as such terms are defined in the Agreement), he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options and PSUs that would have vested had he been continuously employed through the end of the one-year period following the termination date, and any unvested RSUs, would fully vest as of the termination date, and the stock options would remain exercisable for one year. The PSUs would be paid based on actual performance for the full performance period, determined after the end of the performance period.

In the event of a change in control (as defined in the Agreement) and Mr. Downes was terminated without cause or resigned for good reason within 24 months after such change in control, Mr. Downes would be entitled to a lump-sum cash amount equal to 48 months’ base salary, plus two times any bonus paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company. All stock options would immediately vest and all PSUs and RSUs would immediately vest and become payable within 30 days following their regularly scheduled vesting. The PSUs would be paid based on extrapolated performance for the full performance period based on actual performance through the termination date. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Downes receiving a higher net after-tax amount.

If Mr. Downes became disabled during the term of the agreement, then the Company would be entitled to suspend his officership, but Mr. Downes would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Downes was terminated due to disability or died during the term of the Agreement, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. In addition, such termination would be treated as a termination without cause for the purpose of determining the Company’s obligation with respect to stock options, PSUs and RSUs held by Mr. Downes.

Mr. Downes was subject to non-compete provision under the agreement that prohibits him from engaging in certain competitive activities during the term of the agreement and for a period of three years following his termination. The agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Employment Agreement with Mr. Springer

Pursuant to his employment agreement, Mr. Springer is entitled to receive an annual base salary of $1.0 million, which amount will not be increased or decreased during the one-year term of the agreement. He is entitled to receive a grant of PSUs with a grant date fair value of $1.0 million. He is also entitled to receive an annual cash incentive award in 2019 with a target value of $3.25 million. The amount of the award earned by Mr. Springer will be determined with reference to the Company’s ROAE as set forth on the following chart:

CROAE	% of Target
10%	25.0%
15%	57.5%
20%	90.0%
25%	100.0%
30%	120.0%
35%	130.0%

For ROAE between two thresholds, the applicable percentage of the target will be determined by straight-line interpolation between the applicable thresholds.

In the event of a change in control and Mr. Springer is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Springer would be entitled to a lump-sum cash amount equal to 48 months’ base salary, plus two times any bonus paid for the preceding fiscal year, subject to his execution of a general release of claims in favor of the Company. All stock options and PSUs would immediately vest and become exercisable and payable, respectively. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Springer receiving a higher net after-tax amount.

If Mr. Springer is terminated without cause or resigns for good reason, he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year. Any stock options that would have vested had he been continuously employed through the end of the one-year period following the termination date will fully vest as of the termination date and shall remain exercisable for one year. In addition, any PSUs that would have vested had he been continuously employed through the end of the one-year period following the termination date will vest based on actual performance for the full performance year, determined after the end of the performance year.

If Mr. Springer becomes disabled during the term of his agreement, then the Company would be entitled to suspend his officership, but Mr. Springer would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Springer is terminated due to disability or dies during the term of his agreement, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual incentive award for the year of termination, calculated on the basis of the Company’s actual performance for such year.

Mr. Springer’s agreement also contains noncompete, nondisparagement, nonsolicitation and confidentiality provisions.

Employment Agreement with Mr. Wilcox

Pursuant to his employment agreement, Mr. Wilcox was entitled to receive an annual base salary of $412,500, with any subsequent increases to be determined by the Compensation Committee based on a recommendation by the Chief Executive Officer, and an annual bonus as determined by the Compensation Committee in its sole discretion.

Mr. Wilcox also received a grant of 50,000 shares of stock, which vested ratably over a three-year period.

If Mr. Wilcox was terminated without cause, he would be entitled to receive a lump-sum cash amount equal to his base salary for the remaining term of the agreement, which expired on December 31, 2019, subject to his execution of a general release of claims in favor of the Company.

Mr. Wilcox’s agreement also contained noncompete, nondisparagement, nonsolicitation and confidentiality provisions.

Employment Agreement with Ms. Campos

Pursuant to her employment agreement, Ms. Campos was entitled to receive an annual base salary of $300,000, with any subsequent increases to be determined by the Compensation Committee based on a recommendation by the Chief Executive Officer, and an annual bonus as determined by the Compensation Committee in its sole discretion.

If Ms. Campos was terminated without cause, she would be entitled to receive a lump-sum cash amount equal to her base salary for the remaining term of the agreement, which expired on December 31, 2019, subject to her execution of a general release of claims in favor of the Company.

Ms. Campos’s agreement also contained noncompete, nondisparagement, nonsolicitation and confidentiality provisions.

 2019 Potential Payments Upon Termination or Change in Control Table(1)

The following table presents the potential payments to which our Named Executive Officers would have been entitled assuming a termination or change in control had occurred as of December 31, 2019.

Name	Benefit	Termination Without Cause or for Good Reason (2)		Upon Change in Control (3)	Upon Death (4)	Upon Disability (4)
Stephen J. Donaghy	Base Salary	—		$1,608,750	—	—
	Annual Incentive Award	$675,535		—	—	—
	Equity Compensation	—		$699,750	—	—
Sean P. Downes	Base Salary	$1,000,000		$4,000,000	—	—
	Annual Incentive Award	$1,000,000		$13,212,926	$1,000,000	$1,000,000
	Equity Compensation	$1,674,174		$2,939,314	$171,167	$171,167
	Other Post-Employment Obligations	—	(6)	—	—	—
Jon W. Springer	Base Salary	$1,000,000		$4,000,000	—	—
	Annual Incentive Award	—		$7,839,000	—	—
	Equity Compensation(5)	$856,716		$1,253,922	$38,821	$38,821
	Other Post-Employment Obligations	—	(6)	—	—	—
Frank C. Wilcox	Base Salary	$412,500		—	—	—
Kimberly D. Campos	Base Salary	$300,000		—	—	—

(1)

If the payments and benefits to a Named Executive Officer under his or her respective agreement or another plan, arrangement or agreement would subject the Named Executive Officer to the excise tax imposed by Section 4999 of the Code, then such payments will be reduced by the minimum amount necessary to avoid such excise tax, if such reduction would result in the Named Executive Officer receiving a higher net after-tax amount. The amounts reflected in this table do not reflect the application of any reduction in compensation or benefits pursuant to the terms of their employment agreements.

(2)

The amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2019, and no prior change in control. For Mr. Downes, these amounts represent: (i) a lump-sum cash payment equal to one times the amount of his then-current annual rate of base salary and (ii) stock options and PSUs that would have vested had he been continuously employed by the Company through the end of the one-year period following the termination date, as well as any unvested RSUs. For Mr. Donaghy, these amounts represent (i) a lump-sum cash payment equal to his base salary for a period equal to the remaining term of his 2018 employment agreement, which expired December 31, 2019, and (ii) his pro rata portion of his 2019 annual incentive award. For Mr. Springer, these amounts represent: (i) a lump-sum cash payment equal to one times the amount of his then-current annual rate of base salary, (ii) his pro rata portion of his 2019 annual incentive award, and (iii) equity compensation (stock options and PSUs) that would have vested had he been continuously employed by the Company through the end of the one-year period following the termination date. For Mr. Wilcox and Ms. Campos, this amount represents a lump-sum cash payment equal to his or her base salary for a period equal to the remaining term of his or her 2018 Employment Agreement, which expires December 31, 2019.

(3)

The amounts in this column assume a termination of employment without “cause” or for “good reason” on December 31, 2019, within 24 months after a change in control. With respect to Mr. Downes and Mr. Springer, the amounts represent (i) four times their then-annual rate of base salary, (ii) two times their 2018 annual incentive award, and (iii) all equity compensation (stock options, restricted stock awards, restricted stock units and PSUs) held by Mr. Downes and Mr. Springer would immediately vest and/or become exercisable, as applicable. With respect to Mr. Donaghy, the amounts represent (i) two times his then-annual rate of base salary, and (ii) all equity compensation held by Mr. Donaghy would immediately vest and become exercisable.

(4)	The amounts in these columns represent Mr. Downes’s pro rata portion of his 2019 annual incentive award.

(5)

Includes the “intrinsic value” as of December 31, 2019 (that is, the value based upon the last reported sales price of our common stock on the NYSE on December 31, 2019, $27.99, and in the case of options, minus the exercise price) of equity awards that would become exercisable or vested in the event of termination of employment and change-in-control assuming the awards are not assumed or substituted. For all outstanding equity awards owned by our Named Executive Officers as of December 31, 2019, see the 2019 Outstanding Equity Awards at Year-End table above.

(6)	Mr. Downes and Mr. Springer are also entitled to up to 12 months of COBRA payments in the event of termination without cause or for good reason.

(7)	The stock options awarded to Mr. Wilcox in 2019 will vest in full upon a change in control.

 Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael A. Pietrangelo, Chair

Richard D. Peterson

Joel M. Wilentz, M.D.

 Equity Compensation Plan Information

The following table sets forth certain information with respect to all of our equity compensation plans in effect as of the year ended December 31, 2019.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	1,050,817	$24.07	2,352,920
Equity compensation plans not approved by security holders	—	—	—

Total	1,050,817	$24.07	2,352,920

(1)	Plans previously approved by the shareholders include the Omnibus Plan.

 CEO Pay Ratio

For 2019:

•	the median of the annual total compensation of all employees of our Company (other than our CEO) was $76,822; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $2,841,894.

Based on this information, for 2019, the ratio of the annual total compensation of Mr. Donaghy, our Chief Executive Officer, to the median of the annual total compensation of all employees (other than Mr. Donaghy), calculated in a manner consistent with Item 402(u) of Regulation S-K, was 37 to 1.

To identify the median employee, we reviewed our employee population as of December 31, 2019 and compensation for the period of January through December 31, 2019 as reported to the Internal Revenue Service on Form W-2 in Box 1, which we determined reasonably reflects the compensation of our employees. Once we identified our median employee, we combined all of the elements of such employee’s compensation for the full 2019 year in accordance with the requirements of Item 402 of Regulation S-K. Because Mr. Donaghy was our Chief Executive Officer on December 31, 2019, we are using his annual total compensation for purposes of calculating the CEO pay ratio for 2019, even though he did not serve in that role for the entire year.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to use various methodologies and assumptions. As a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our shareholders to ratify the selection of Plante & Moran, PLLC (“Plante & Moran”) as our independent registered public accounting firm for 2020. The Audit Committee has approved the selection of Plante & Moran as our independent registered public accounting firm for 2020, and Plante & Moran is currently our independent registered public accounting firm.

Although the Company is not required to seek shareholder approval of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the selection is not ratified, the Audit Committee will explore the reasons for shareholder rejection and whether it is appropriate to select another independent auditor.

Representatives of Plante & Moran are expected to be available at the annual meeting, by telephone, to respond to appropriate questions, and will have the opportunity to make a statement if they so choose.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PLANTE & MORAN, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

 Independent Auditor

The Audit Committee retained Plante & Moran to audit our consolidated and combined financial statements for 2019. In addition, the Audit Committee retained Plante & Moran to provide tax services in 2019. We understand the need for Plante & Moran to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Plante & Moran, our Audit Committee has restricted the non-audit services that Plante & Moran may provide to us to tax services.

 Policy on Audit Committee Preapproval of Audit and Permissible Non-Audit Services

All audit and non-audit services must be preapproved by the Audit Committee. In 2019, the Audit Committee approved Plante & Moran’s provision of tax services, based on its conclusion that the provision of such services was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

 Accounting Fees and Services

The following table presents fees paid for the audit of our annual financial statements and all other professional services rendered by Plante & Moran for the years ended December 31, 2019 and 2018.

	For the Years Ended December 31,
	2019	2018
Audit fees	$768,000	$748,988
Audit-related fees	114,237	91,760
Tax fees	94,750	97,950
All other fees	—	—

Total fees	$976,987	$938,698

In the table above, in accordance with SEC rules, “Audit” fees are fees that we paid to Plante & Moran for (i) the audit of the Company’s annual financial statements included in the Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q for the first, second and third quarters of the applicable year, and (ii) services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements. “Tax” fees are fees for tax compliance, tax advice and tax planning.

 Audit Committee Report

The Audit Committee reviews and makes recommendations to the Board concerning the reliability and integrity of the Company’s financial statements and the adequacy of its system of internal controls and processes to assure compliance with the Company’s policies and procedures, Code of Conduct and applicable laws and regulations. The Audit Committee annually recommends the Company’s independent auditor for appointment by the Board and ratification by the shareholders and evaluates the independence, qualifications and performance of the Company’s independent auditor. The Audit Committee discusses with management the Company’s policies regarding risk assessment and risk management, evaluation of the Company’s major financial risk exposures and the steps management has taken to monitor and manage such exposures within the Company’s risk tolerance. The Audit Committee oversees the Company’s internal audit function. It establishes procedures for and oversees receipt, retention and treatment of complaints received by the Company regarding accounting, internal control or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters.

This report of the Audit Committee is with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2019, which include the balance sheets of the Company as of December 31, 2019 and 2018, and the related statements of income, shareholders’ equity and cash flows for the years ended December 31, 2019, 2018 and 2017 and the notes thereto (collectively, “Audited Financial Statements”).

The Audit Committee of the Board is comprised of the three directors named below. Each member of the Audit Committee meets the independence requirements under the applicable rules of the SEC and NYSE.

The Audit Committee reviewed and discussed the Company’s Audited Financial Statements with management. The Audit Committee discussed with Plante & Moran, our independent registered public accounting firm for 2019, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, and matters related to the conduct of the audit of the Audited Financial Statements.

The Audit Committee received written disclosures and the letter from Plante & Moran required by the applicable requirements of the PCAOB and discussed with Plante & Moran its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the Company’s Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

THE AUDIT COMMITTEE

Richard D. Peterson, Chair

Ozzie A. Schindler

Joel M. Wilentz, M.D.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Code of Conduct addresses related party transactions, including transactions between the Company and our directors or executive officers, or their respective family members. Pursuant to the Code of Conduct, directors, officers and employees must notify the Chairman of the Audit Committee and the Executive Chairman of the Board in writing of the existence of any relationship or transaction that may pose an actual or potential conflict of interest. Transactions between the Company and any of our executive officers or directors, and their respective family members, require the approval of a majority of disinterested directors. With respect to all other employees, outside legal counsel, acting independently, or the Board may determine whether a conflict exists. Any waivers of this policy as to an officer or director may only be approved by the Board. There are no family relationships among our current executive officers or directors.

The following discussion sets forth the relationships and transactions since January 1, 2019, which are known by management to involve the Company or its subsidiaries and our directors or executive officers, or their respective family members, or the beneficial owners of more than 5% of any class of our outstanding stock. In each case, pursuant to the Code of Conduct, these relationships and transactions have been disclosed to the Board and a disinterested majority of the Board has approved the transaction or, in the case of an ongoing relationship that was presented to the Board, permitted the continuation and renewal of such relationship.

Dennis J. Downes, the father of Sean P. Downes, our Executive Chairman of the Board, became an employee of the Company as of November 30, 2013. As Senior Vice President of Claims, Mr. Downes is entitled to an annual base salary of $250,000 and an annual performance bonus. Mr. Downes received $350,000 in salary and bonus in 2019.

Matthew J. Palmieri is the son of Ralph J. Palmieri, a director of the Company. Matthew Palmieri is the President of Blue Atlantic, a wholly-owned subsidiary of the Company; he joined the Company in June 2006. Mr. Ralph Palmieri was first appointed to the Board in 2014. In 2019, pursuant to an employment agreement with Blue Atlantic, Mr. Matthew Palmieri was entitled to receive an annual base salary of $450,000 and an annual bonus at the discretion of Blue Atlantic. Mr. Palmieri is entitled to participate in benefit plans generally available to Blue Atlantic employees in similar positions and in equity incentive plans available to Blue Atlantic employees, including the Omnibus Plan. Mr. Palmieri is also entitled to receive an automobile allowance and life insurance benefits. In 2019, Mr. Palmieri received $750,000 in salary and bonus.

Ryan Donaghy, the son of Stephen J. Donaghy, our Chief Executive Officer and director of the Company, is a Senior Software Developer at Evolution Risk Advisors, a wholly-owned subsidiary of the Company; he joined the Company in August 2004. As Senior Software Developer, Mr. R. Donaghy is entitled to an annual base salary of $150,000, an annual performance bonus at the discretion of management and certain benefits, including an automobile allowance and participation in the Company’s 401(k) plan. Mr. R. Donaghy received $187,500 in salary, bonus and benefits in 2019.

BENEFICIAL OWNERSHIP

The following tables set forth certain information as of April 13, 2020 relating to the beneficial ownership of our preferred stock and common stock by (i) all persons that we know beneficially own more than 5% of any class of the Company’s outstanding stock, (ii) each of our Named Executive Officers and directors and (iii) all of our executive officers and directors as a group. In certain instances, knowledge of the beneficial ownership of common stock is drawn from statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act. Except as otherwise indicated, to our knowledge, each shareholder listed in the tables below has sole voting and investment power with respect to the shares beneficially owned by the shareholder.

 Ownership of Series A Preferred Stock

As of April 13, 2020, the following table sets forth information regarding the number and percentage of shares of preferred stock held by the person who is known by the Company to beneficially own the outstanding shares of our Series A preferred stock. This holder is neither a director nor an executive officer. Each share of Series A Preferred Stock is entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors.

Name and Address (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Phylis R. Meier	9,975	100%

(1)	The mailing address of Ms. Meier is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

 Ownership of Common Stock

As of April 13, 2020, the following table sets forth information regarding the number and percentage of shares of our common stock beneficially owned by our directors and Named Executive Officers individually, our directors and executive officers as a group, and all persons who are known by the Company to beneficially own or exercise voting or dispositive control of more than 5% of our common stock:

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
Beneficial Owners of More than 5% of Our Common Stock
BlackRock, Inc. (4)	4,780,532	14.8%
The Vanguard Group (5)	3,210,136	9.9%
Dimensional Fund Advisors LP (6)	1,743,380	5.4%
Named Executive Officers and Directors
Scott P. Callahan (7)	58,536	*
Kimberly D. Campos	2,667	*
Stephen J. Donaghy	555,184	1.7%
Sean P. Downes (8)	2,537,043	7.8%
Marlene M. Gordon	—	—
Ralph J. Palmieri (9)	47,898	*
Richard D. Peterson (10)	49,374	*
Michael A. Pietrangelo (11)	130,583	*
Ozzie A. Schindler (12)	71,519	*
Jon W. Springer (13)	686,387	2.1%
Frank C. Wilcox (14)	114,072	*
Joel M. Wilentz, M.D. (15)	282,348	*

Executive officers and directors as a group (12 people) (16)	4,535,611	14.0%

(1)	Unless otherwise noted, the mailing address of each shareholder is c/o Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

(2)

A person is deemed to be the beneficial owner of common stock that can be acquired by such person within 60 days from April 13, 2020, upon the exercise of stock options or conversion of preferred stock. Except as otherwise specified, each beneficial owner’s percentage ownership is determined by assuming that stock options and preferred stock that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days from April 13, 2020, have been exercised or converted.

(3)	Asterisks represent percentage holdings below 1.0%.

(4)

Based solely on a Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock, Inc. At that time, BlackRock, Inc. reported sole voting power as to 4,704,410 shares and sole dispositive power as to 4,780,532 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)

Based solely on a Schedule 13G/A filed with the SEC on February 12, 2020 by Vanguard Group Inc. At that time, The Vanguard Group reported sole voting power as to 41,441 shares, shared voting power as to 5,243 shares, sole dispositive power as to 3,168,316 shares and shared dispositive power as to 41,820 shares. The address of Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.

(6)

Based solely on a Schedule 13G filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP. At that time, Dimensional Fund Advisors LP reported sole voting power as to 1,646,988 shares and sole dispositive power as to 1,743,380 shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(7)	Includes options held by Mr. Callahan to purchase an aggregate of 50,000 shares of common stock.

(8)	Includes options held by Mr. Downes to convert and purchase an aggregate of 1,042,361 shares of common stock.

(9)	Includes options held by Mr. Palmieri to purchase an aggregate of 40,000 shares of common stock.

(10)	Includes options held by Mr. Peterson to purchase an aggregate of 39,200 shares of common stock.

(11)	Includes options held by Mr. Pietrangelo to purchase an aggregate of 40,000 shares of common stock.

(12)	Includes options held by Mr. Schindler to purchase an aggregate of 40,000 shares of common stock.

(13)	Includes options held by Mr. Springer to convert and purchase an aggregate of 203,123 shares of common stock.

(14)	Includes options held by Mr. Wilcox to purchase an aggregate of 8,333 shares of common stock.

(15)	Includes options held by Dr. Wilentz to purchase an aggregate of 40,000 shares of common stock.

(16)	See footnotes (2) and (7) – (14) above.

INFORMATION ABOUT ANNUAL MEETING AND VOTING PROCEDURES; SHAREHOLDER PROPOSALS FOR 2021

ANNUAL MEETING

General Information

A proxy is your legal designation of another person to vote the stock you own. We have designated Frank C. Wilcox, our Chief Financial Officer, and Gary Lloyd Ropiecki, our Secretary, as the lawful proxies for our shareholders at the meeting.

Attendance at the Meeting

You need to bring a photo ID to gain admission to the meeting. Only shareholders and invited guests may attend the meeting. If you are a beneficial owner, you will need to bring your most recent brokerage statement with you to the meeting. We will use your brokerage statement to verify your ownership of shares and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement.

How to Vote

If your shares are registered directly in your name with our registrar and transfer agent, Continental Stock Transfer & Trust Company, you are considered a shareholder “of record” with respect to those shares. If your shares are held in a brokerage account or with a bank, you are considered the “beneficial owner” of those shares.

Shareholders of Record. Shareholders of record can vote in any one of four ways:

•

Via the internet: Go to the website listed on your proxy card or on the Notice of Internet Availability of Proxy Materials to vote via the internet. You will need to follow the instructions on the website.

•	By telephone: Call the telephone number on your proxy card to vote by telephone. You will need to follow the instructions given by the voice prompts.

•	By mail: Sign, date and return the proxy card you received from the Company in the enclosed postage-paid envelope.

•	In person: Attend the meeting in person. See “Attendance at the Meeting” in this section of the Proxy Statement.

Beneficial Owners. If your shares are held beneficially in the name of a bank, broker or other holder of record (sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record in the form of a Voting Instruction Form that you must fill out in order for your shares to be voted. If you wish to vote in person at the meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of stock ownership, with you to the meeting. See “Attendance at the Meeting” in this section of the Proxy Statement.

Shareholders Entitled to Vote

The record date for the meeting is April 13, 2020. Only owners of record at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments of the meeting.

The securities to be voted at the meeting consist of shares of our common stock, with each share entitling its record owner to one vote, and shares of our Series A preferred stock, with each share entitling its record owner to one vote.

The table below sets forth the number and classes of Company stock entitled to vote at the meeting.

Class of Voting Stock	Number of Record Holders as of the Record Date		Number of Shares Outstanding and Entitled to Vote as of the Record Date
Common Stock	39	*	32,403,137
Series A Preferred Stock	1		9,975

*	A substantially greater number of holders of our common stock are “street name” or beneficial holders, whose shares are held of record by banks, brokers, and other financial institutions.

Quorum Requirements

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of our common stock and preferred stock, taken together, is necessary to constitute a quorum at the meeting. If a quorum is not present at the meeting, a majority of the shares so represented may vote to adjourn the meeting without further notice.

Revoking a Proxy

After you have submitted a proxy, you may revoke such proxy prior to the completion of voting at the meeting by the following means:

•	sending written notice to Gary Lloyd Ropiecki, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309;

•	delivering a later-dated proxy; or

•

appearing at the meeting and giving the Secretary notice of your intention to vote in person (unless you are a beneficial owner without a legal proxy, as described under “How to Vote” in this section of the Proxy Statement).

Tabulation of Voting Results

An independent inspector will certify the results of the vote regarding the election of directors.

Voting Options for Each Proposal at the Annual Meeting

With respect to Proposal 1, the Election of Directors, you may vote “FOR” or “AGAINST” each nominee or you may “ABSTAIN” from voting.

With respect to Proposal 2 and 3, you may vote “FOR” or “AGAINST” such proposals or you may “ABSTAIN” from voting.

Votes Required to Pass Each Proposal

Each matter submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

Board Voting Recommendations for Each Proposal

The Board recommends that you vote your shares:

•	“FOR” the election of each of the director nominees to the Board (Proposal 1)

•	“FOR” the approval of the compensation paid to our Named Executive Officers (Proposal 2)

•	“FOR” the ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the 2020 fiscal year (Proposal 3)

If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board above.

Abstentions and Broker “Non-Votes”

Abstentions and broker non-votes are considered as shares represented for purposes of determining whether a quorum is present.

If you submit a proxy but select “ABSTAIN” from voting on a proposal, your shares will be represented at the meeting but will not have any impact on the voting results of a proposal. Abstentions are not considered “votes cast” on each proposal.

A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under NYSE rules, ratification of the appointment of Plante & Moran as our independent registered public accounting firm for the 2020 fiscal year (Proposal 3) is considered a routine matter on which brokers will be permitted to vote in their discretion, even if the beneficial owners do not provide voting instructions. However, each of the other proposals is not considered to be a routine matter under NYSE rules, and brokers will not be permitted to vote on Proposals 1 or 2 if the beneficial owners fail to provide voting instructions. Broker non-votes will not have any impact on the voting results of a proposal.

Costs for Proxy Solicitations

We will bear the cost of soliciting proxies. Officers and regular employees of the Company may solicit proxies by a further mailing or personal conversations or via e-mail, telephone or facsimile, provided that they do not receive compensation for doing so.

Cameras and Recording Equipment Prohibited

Please note that cameras and sound or video recording equipment will not be permitted in the meeting room.

Householding

As permitted by the federal securities laws, only one copy of this Proxy Statement, the Annual Report and the Notice of 2020 Annual Meeting of Shareholders is being delivered to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of these materials to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year should be directed to Gary Lloyd Ropiecki, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309 or (954) 958-1200.

Shareholders of record residing at the same address and currently receiving multiple copies of Proxy Statements may contact our registrar and transfer agent, Continental Stock Transfer & Trust Company, to request that only a single copy of the Proxy Statement be mailed in the future. Please contact the transfer agent by phone at (212) 509-4000 or by mail at 17 Battery Place, New York, NY 10004. Beneficial owners, as described above, should contact their broker or bank.

Where You Can Find More Information/Availability of Proxy Materials

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information we file with the SEC at the SEC’s website at www.sec.gov.

THE NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS, THIS PROXY STATEMENT AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019, ARE FIRST EXPECTED TO BE MADE AVAILABLE AT HTTP://WWW.PROXYVOTE.COM ON APRIL 29, 2020.

Shareholder Proposal Deadline for 2021 Annual Meeting of Shareholders

Proposals that shareholders intend to present at the 2021 Annual Meeting of Shareholders and be included the proxy materials for such meeting pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than December 30, 2020.

In addition, a shareholder may wish to have a proposal presented at the 2021 Annual Meeting of Shareholders (including director nominations), but not to have such proposal included in our proxy materials relating to that meeting. Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders. Pursuant to our bylaws, a shareholder proposal or nomination intended to be brought before the 2021 Annual Meeting of Shareholders must be delivered to the Company between March 14, 2021 and April 13, 2021.

All proposals or nominations a shareholder wishes to submit at the meeting should be directed to Gary Lloyd Ropiecki, Secretary, Universal Insurance Holdings, Inc., 1110 West Commercial Boulevard, Fort Lauderdale, Florida 33309.

OTHER MATTERS

The Company knows of no business that will be presented for action at the annual meeting other than those matters referred to herein. If other matters do come before the annual meeting, the persons named as proxies will act and vote according to their best judgment on behalf of the shareholders they represent.

BY ORDER OF THE BOARD OF DIRECTORS

Gary Lloyd Ropiecki, Secretary

April 29, 2020

UNIVERSAL

ANNUAL MEETING OF UNIVERSAL INSURANCE HOLDINGS, INC.

Nominees	For	Against	Abstain	Directors Recommend
1a. Scott P. Callahan	☐	☐	☐	For
1b. Kimberly D. Campos	☐	☐	☐	For
1c. Stephen J. Donaghy	☐	☐	☐	For
1d. Sean P. Downes	☐	☐	☐	For
1e. Marlene M. Gordon	☐	☐	☐	For
1f. Ralph J. Palmieri	☐	☐	☐	For
1g. Richard D. Peterson	☐	☐	☐	For
1h. Michael A. Pietrangelo	☐	☐	☐	For
1i. Ozzie A. Schindler	☐	☐	☐	For
1j. Jon W. Springer	☐	☐	☐	For
1k. Joel M. Wilentz, M.D.	☐	☐	☐	For

Please Sign Here — Please Date Above

Please Sign Here — Please Date Above

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

UNIVERSAL

VOTED BY:

INTERNET

Go To
www.proxypush.com/UVE
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call
(844) 926-2197
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

PROXY TABULATOR FOR

UNIVERSAL INSURANCE HOLDINGS, INC.
P.O. BOX 8035
CARY, NC 27512-9903

EVENT #

CLIENT #

OFFICE #

ANNUAL MEETING OF UNIVERSAL INSURANCE HOLDINGS, INC. Annual Meeting of Universal Insurance Holdings, Inc. Date: June 12, 2020 to be held on Friday, June 12, 2020 Time: 9:00 A.M. (Eastern Time) for Holders of Record as of April 13, 2020 Place: Boca Raton Resort & Club 501 E. Camino Real This proxy is being solicited on behalf of the Board of Directors Boca Raton, FL 33432 VOTED BY: Please make your marks like this:                Use dark black pencil or pen only INTERNET TELEPHONE Call Go To (844) 926-2197 Board of Directors Recommends a Vote FOR each nominee in Proposal 1 provided. www.proxypush.com/UVE and FOR Proposals 2 and 3. Cast your vote online. • Use any touch-tone telephone. • OR View Meeting • Have your Proxy Card/Voting Instruction Form ready. 1: Election of eleven directors for an annual term ending in 2021. • Documents. • Follow the simple recorded instructions. Directors envelope MAIL Nominees For Against Abstain Recommend the OR • Mark, sign and date your Proxy Card/Voting Instruction Form. 1a. Scott P. Callahan For in • Detach your Proxy Card/Voting Instruction Form. 1b. Kimberly D. Campos For • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. 1c. Stephen J. Donaghy For portion 1d. Sean P. Downes For this The undersigned hereby appoints Frank C. Wilcox and Gary L. Ropiecki, and each of them, with full power of 1e. Marlene M. Gordon For substitution, as the lawful proxies of the undersigned and hereby authorizes them to represent and to vote as just designated below all shares of common stock and Series A preferred stock of Universal Insurance Holdings, 1f. Ralph J. Palmieri For Inc. (“Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of 1g. Richard D. Peterson For Shareholders of the Company to be held at 9:00 a.m., Eastern Time, on Friday, June 12, 2020 at Boca Raton Resort return & Club, 501 E. Camino Real, Boca Raton, FL 33432 and at any adjournment thereof. Holders of common stock and 1h. Michael A. Pietrangelo For Series A preferred stock are entitled to one vote per share. 1i. Ozzie A. Schindler Forand THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS 1j. Jon W. Springer For GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1 AND FOR 1k. Joel M. Wilentz, M.D. For PROPOSALS 2 AND 3. For Against Abstain perforation 2: Advisory vote to approve the compensation    For the paid to the Company’s named executive    at PROXY TABULATOR FOR officers. 3: Ratification of appointment of Plante &    For UNIVERSAL INSURANCE HOLDINGS, INC. Moran, PLLC as the independent registered    carefully P.O. BOX 8035 public accounting firm of the Company for the    CARY, NC 27512-9903 fiscal year ending December 31, 2020. To consider and act upon any other matters separate which may properly come before the meeting or any adjournment thereof. Please Authorized Signatures—This section must be completed for your Instructions to be executed. EVENT #    Please Sign Here Please Date Above CLIENT # Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all OFFICE # persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Proxy — Universal Insurance Holdings, Inc.    Annual Meeting of Shareholders    June 12, 2020, 9:00 a.m. (Eastern Daylight Time)    This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Frank C. Wilcox and Gary L. Ropiecki (the “Named Proxies”), and each of them, with full power of substitution, as the lawful proxies of the undersigned and hereby authorizes them to represent and to vote as designated below all shares of common stock and Series A preferred stock of Universal Insurance Holdings, Inc. (“Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at 9:00 a.m., Eastern Time, on Friday, June 12, 2020 at Boca Raton Resort & Club, 501 E. Camino Real, Boca Raton, FL 33432 and at any Please adjournment thereof. Holders of common stock and Series A preferred stock are entitled to one vote per share. separate The purpose of the Annual Meeting is to take action on the following: 1. Proposal 1: Election of eleven directors for an annual term ending in 2021. carefully 2. Proposal 2: Advisory vote to approve the compensation paid to the at Company’s named executive officers; and the    3. Proposal 3: Ratification of appointment of Plante & Moran, PLLC as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2020. perforation Transact such other business as may properly come before the Annual and Meeting or any adjournment or postponement of the Annual Meeting. return The Board of Directors of the Company recommends a vote “FOR” all nominees just for director and “FOR” each proposal. this This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR each nominee in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the Named portion Proxies are authorized to vote upon such other matters that may properly in come before the Annual Meeting or any adjournment or postponement the thereof. You are encouraged to specify your choice by marking the appropriate box envelope (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named provided Proxies cannot vote your shares unless you sign and return this card. . To attend the meeting and vote your shares in person, please mark this box.